UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

COLLEGIUM PHARMACEUTICAL, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Collegium Pharmaceutical, Inc. 2024 Notice of Annual Meeting and Proxy Statement

2023 AT A GLANCE

$566.8M	$310.5M	$75.0M
Record Revenue	Cash & Marketable Securities Balance as of Year-End 2023	Returned to Shareholders Under Share Repurchase Program

Healthier people. Stronger communities.

Collegium is a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. The Company has a portfolio of differentiated medications to treat serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

Our Core Values

Dear Collegium Shareholders,

2023 was a banner year for Collegium Pharmaceutical. We delivered on our key business and financial objectives, including achieving record net product revenue and adjusted EBITDA, increasing our cash position and executing on our capital deployment strategy. We are proud of these accomplishments, which advance our mission of building a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions.

In 2023, the U.S. Food and Drug Administration granted New Patient Population exclusivity for Nucynta® in pediatrics, which extended the period of U.S. exclusivity for Nucynta from June 27, 2025 to July 3, 2026. We believe that this grant of additional exclusivity recognizes the importance of Nucynta in the treatment of severe acute pain and we remain committed to the Nucynta franchise, including through our submission of a pediatric extension to the FDA, which would extend exclusivity of the entire Nucynta franchise an additional six months, to December 2025 for Nucynta ER and January 2027 for Nucynta.

In 2023, we paid down $162.5 million in debt and successfully refinanced our convertible debt while also returning $75.0 million in capital to shareholders through share repurchases, including $25.0 million repurchased at an average price per share of $27.09 in the fourth quarter. To date, we returned $137.0 million in capital to shareholders at an average price per share of $21.65. In 2024, we are committed to rapidly paying down debt and utilizing our new $150.0 million share repurchase program to continue to return capital to shareholders.

We also continued to “Do Good as We Do Well,” including launching the Collegium Scholarship Program.

Collegium partners with nonprofit organizations driving change in our communities, including increasing equitable access to science, technology, engineering, and math (“STEM”) education. Everything we do at Collegium is guided by our dedication to serving as a responsible corporate citizen and holding ourselves accountable to the highest ethical standards. Reflecting this unwavering commitment to integrity, accountability and responsibility in all aspects of our business, we recently issued our second annual Environmental, Social and Governance report.

Looking ahead, our focus in 2024 is on operational execution. We expect to deliver on our financial and strategic commitments to achieve record revenue, adjusted EBITDA and net income, while paying down debt and returning capital to our shareholders. Accomplishing these objectives will create long-term value for our shareholders and ensure the long-term sustainability of our business and the health of our broader communities.

Thank you for your investment and confidence in Collegium.

Sincerely,

Joe Ciaffoni

President and Chief Executive Officer

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300 • Stoughton, MA 02072 • collegiumpharma.com • (781) 713-3699

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Notice of 2024 Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc.

When	Record Date
Thursday, May 16, 2024 8:30 a.m. Eastern Time

Only shareholders of record at the close of business on March 27, 2024 are entitled to notice of, and to vote at, the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) or any adjournment thereof.

Where
www.meetnow.global/MWVTLQP

Item of Business		Board Recommendation
1	To elect nine director nominees, each to serve for a one-year term extending until our 2025 Annual Meeting of Shareholders and their successors are duly elected and qualified	FOR each nominee
2	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	FOR
3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR
4	To transact any other business properly brought before the Annual Meeting

How to Vote

YOUR VOTE IS IMPORTANT. Even if you plan to attend the Annual Meeting, we encourage you to vote as soon as possible using one of the following methods. Have your proxy card or voting instruction form with your control number and follow the instructions.

	Internet	Telephone	Mail	At the Annual Meeting
Registered Holders	www.envisionreports.com/COPI	Within the United States and Canada, 1-800-652-8683 (toll-free)	Return a properly executed proxy card	Attend the Annual Meeting and vote online using your control number
Beneficial Owners (Holders in street name)	www.envisionreports.com/COPI	Not applicable	Return a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available	To attend the Annual Meeting, you will need to contact your broker, bank or other nominee to obtain your control number
Deadline	11:59 p.m. Eastern Time on May 15, 2024, if you are a registered holder. If you are a beneficial owner, please refer to the information provided by your broker, bank or other nominee.

You can find more information, including with respect to each proposal, in the attached proxy statement. This year’s Annual Meeting will be held entirely online live via audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.meetnow.global/MWVTLQP, where you will be able to listen to the Annual Meeting live, submit questions, and vote. The list of shareholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting by shareholders for any purpose germane to the Annual Meeting, or upon request, 10 days prior to the Annual Meeting at our principal executive office, 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. Please read the enclosed information carefully before submitting your proxy.

By Order of the Board of Directors,

/s/ SHIRLEY KUHLMANN
Shirley Kuhlmann
Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

Stoughton, Massachusetts

April 5, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2024

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 5, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record on our books at the close of business on March 27, 2024, the record date for the Annual Meeting. Copies of this proxy statement, the form of proxy card, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”) are available without charge at www.envisionreports.com/COPI, by telephone at 1-866-641-4276, or by notifying our Corporate Secretary, in writing, at Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this proxy statement include, among others, statements relating to our business plans, objectives and expected operating results. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this proxy statement speak only as of the date hereof. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

-i-

2024 PROXY STATEMENT SUMMARY

This proxy statement is furnished to shareholders of Collegium Pharmaceutical, Inc. in connection with the solicitation of proxies by our board of directors (the “board”). In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Collegium,” the “Company,” “our,” “we” or “us” refers to Collegium Pharmaceutical, Inc. and its subsidiaries. The Notice will first be mailed to shareholders on or about April 5, 2024. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider. You should read the entire proxy statement carefully before voting.

2024 Annual Meeting

When	Record Date
Thursday, May 16, 2024 8:30 a.m. Eastern Time

Only shareholders of record at the close of business on March 27, 2024 are entitled to notice of, and to vote at, the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) or any adjournment thereof.

Where
www.meetnow.global/MWVTLQP

Item of Business		Board Recommendation	See Page
1	To elect nine director nominees, each to serve for a one-year term extending until our 2025 Annual Meeting of Shareholders and their successors are duly elected and qualified	FOR each nominee	14
2	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	FOR	43
3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR	82
4	To transact any other business properly brought before the Annual Meeting

About Collegium

Record Date Shares Outstanding	32,705,747 shares	Exchange	Nasdaq Global Select Market
Stock Symbol	COLL	Transfer Agent	Computershare Trust Company, N.A.

Our Mission

Collegium Pharmaceutical is building a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions.

Our Values

2023 Business Performance

•	Product revenues, net were $566.8 million, up 22% from 2022.
•	Returned Belbuca to sequential quarterly prescription growth starting in Q2 2023 and year-over-year quarterly growth in Q3 2023 and Q4 2023. In the fourth quarter, Belbuca total prescriptions grew 3.2%, compared to Q4 2022.
•	Successfully renegotiated a major Medicare Part D plan accounting for 12% of Belbuca prescriptions, maintaining access and significantly rolling back rebates which will result in year-on-year gross-to-net improvement. Additionally, won a new Medicare Part D plan representing ~1 million covered lives.
•	Successfully renegotiated contracts representing 30% of all Xtampza® ER prescriptions, maintaining access and improving rebates in 57% of plans.
•	Improved Xtampza ER gross-to-net in 2023 to 59.6%, a decrease of 9.7 percentage points over 2022.

•	Received New Patient Population exclusivity for Nucynta in pediatrics, extending the period of U.S. exclusivity from June 27, 2025, to July 3, 2026.
•	Submitted a pediatric extension for the Nucynta Franchise that, if approved, will extend exclusivity of the Nucynta Franchise an additional six months.
•	Rapidly paid down $162.5 million in debt under our term loan.
•	Returned $75.0 million in capital to shareholders in 2023 under our share repurchase program authorized by our board of directors in January 2023.
•	Ended the year with over $310.0 million in cash and marketable securities.

Corporate Governance Highlights

Corporate Governance Best Practices
✓ 8 of our 9 directors are independent, including all committee members	✓ Annual director self-evaluation and committee assessment to ensure Board effectiveness
✓ 2 of our 9 directors are women	✓ All directors attended at least 75% of 2023 meetings
✓ 1 of our 9 directors is ethnically/racially diverse	✓ Regular executive sessions of independent directors
✓ Lead Independent Director	✓ Robust risk oversight, including separate compliance committee
✓ Balance of new and experienced directors	✓ Code of Business Conduct and Ethics
✓ No over-boarding	✓ Active shareholder engagement
✓ Majority vote director resignation policy	✓ Commitment to ESG

Environmental, Social, Governance Highlights

Our commitment to serving as a responsible corporate citizen is rooted in our longstanding history of advancing our mission, executing our commercial strategy, governing our business to drive efficiency and value creation, and supporting our communities. As we strive to make an impact through our business and initiatives to “Do Good as We Do Well,” we have prioritized corporate governance and risk mitigation; employee development and culture; our environmental footprint; and giving back to our communities. Our 2023 corporate scorecard included people and culture-focused objectives that centered on creating and maintaining a positive culture that supports retention.

In February 2024, we published our annual ESG report on our corporate website highlighting our ESG accomplishments to date. The information contained in our ESG report is not a part of, nor is it incorporated by reference into, this proxy statement.

Board of Directors Overview

					Collegium Board Committees
	Age	Director Since	Independent(1)	Total Current Public Company Boards	Audit	Nominating and Corporate Governance	Compensation	Compliance
Michael Heffernan, R.Ph.	59	2003		4
Joseph Ciaffoni	53	2018		1
Rita Balice-Gordon, Ph.D.	63	2020		1
Garen Bohlin	76	2015		2
John Fallon, M.D.	76	2016		1
John Freund, M.D.	70	2014		3
Neil McFarlane	51	2022		2
Gwen Melincoff	72	2017		4
Gino Santini	67	2012		1
Meetings in 2023		Board: 5			8	1	3	4

(1)	Independence under Nasdaq criteria.

Committee Chair	Committee Member	Board Chairman	Lead Independent Director	Audit Committee Financial Expert

Board Attributes

Note: The following information on the attributes of our board excludes one director who did not disclose gender or demographic background.

Board Independence, Diversity, Tenure and Age as of April 5, 2024

33%	11%	22%
Overall Diversity	Racial/Ethnic Diversity	Gender Diversity

8 of 9

board members are independent

Board Skills and Experience Matrix

The matrix below displays the top areas of the skills and experience of each of our directors and director nominees. The absence of a check mark below does not mean the director does not possess that skill or experience, instead these are the skills and experience most considered by the nominating and corporate governance committee and the Board in making nomination decisions and as part of the board succession planning process.

Director	Senior Leadership	Finance and Accounting	Business Development & M&A	Human Capital Management	Operations, Manufacturing, & Supply Chain	Other Public Board & Governance	Commercial Pharma Experience	Drug Development & Regulatory
Michael Heffernan, R.Ph.
Joseph Ciaffoni
Rita Balice-Gordon, Ph.D.
Garen Bohlin
John Fallon, M.D.
John Freund, M.D.
Neil McFarlane
Gwen Melincoff
Gino Santini

Executive Compensation Highlights

We have designed our executive compensation program to motivate our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals.

Compensation Policies and Practices

Things We Do	Things We Don’t Do
✓
Independent compensation committee that approves all compensation for our named executive officers other than our Chief Executive Officer, whose compensation is approved by the Board
✓
Independent compensation consultant
✓
Annual say-on-pay vote
✓
Compensation committee assesses compensation practices to eliminate excessive risk
✓
Pay-for-performance philosophy
✓
Executive and non-employee director stock ownership guidelines
✓
Clawback policy

×
No excise tax gross-ups in the event of a change of control
×
No pensions or any other enhanced benefit programs beyond those typically available to all employees
×
Limited perquisites
×
No hedging or pledging of company stock
×
No option repricing

Say-on-Pay Advisory Vote

The compensation committee believes that our recent say-on-pay votes affirm our shareholders’ support of our approach to executive compensation. In 2023, the annual say-on-pay vote reflected overwhelming support of our executive compensation program, with approximately 99% of votes cast supporting such program. We look forward to continuing to receive feedback from our shareholders through the annual say-on-pay advisory vote and to incorporating the feedback we receive as we evolve our executive compensation program.

2023 Compensation Highlights

•	In recent years we have continued to work to align our executive compensation programs with shareholder interests as compensation earned under these programs is substantially linked to the achievement of our corporate performance goals.
•	Consistent with our pay-for-performance philosophy, in 2023 our executive compensation programs reflected a heavy emphasis on performance-based compensation, with the performance measures of our variable compensation components – our target annual cash incentive and long-term equity incentives – being primarily based on the achievement of our 2023 corporate performance goals and our relative total shareholder return. The graphs below show the mix of fixed versus variable compensation for our Chief Executive Officer and other named executive officers in 2023. Fixed compensation includes base salary and variable compensation includes annual cash incentives and long-term equity incentives (equity valued based on the grant date fair value in accordance with FASB ASC 718).

•	Reflective of our continued commitment to ESG, our 2023 corporate scorecard included people and culture-focused objectives that centered on creating and maintaining a positive culture that supports retention.

General Information about the Meeting

Proxy Solicitation

Our Board is soliciting your vote on matters that will be presented at the Annual Meeting and at any adjournment or postponement thereof. This proxy statement contains information on these matters to assist you in voting your shares.

On or about April 5, 2024, we will begin mailing the Notice to all shareholders of record on our books at the close of business on March 27, 2024, the record date for the Annual Meeting. Copies of this proxy statement, the form of proxy card, and the 2023 Form 10-K are available without charge at www.envisionreports.com/COPI, by telephone at 1-866-641-4276, or by notifying our Corporate Secretary, in writing, at Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. We have filed the 2023 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at ir.collegiumpharma.com/sec-filings.

Shareholders Entitled to Vote

All shareholders of record of our common stock at the close of business on March 27, 2024, or the Record Date, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, 32,705,747 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

Voting Methods

You may cast your vote in any of the following ways:

	Internet	Telephone	Mail	At the Annual Meeting
Registered Holders	www.envisionreports.com/COPI	Within the United States and Canada, 1-800-652-8683 (toll-free)	Return a properly executed proxy card	Attend the Annual Meeting and vote online using your control number
Beneficial Owners (Holders in street name)	www.envisionreports.com/COPI	Not applicable	Return a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available	To attend the Annual Meeting, you will need to contact your broker, bank or other nominee to obtain your control number
Deadline	11:59 p.m. Eastern Time on May 15, 2024, if you are a registered holder. If you are a beneficial owner, please refer to the information provided by your broker, bank or other nominee.

How Your Shares Will be Voted

In each case, your shares will be voted as you instruct. If you return a signed card, but do not provide voting instructions, your shares will be voted “FOR” each of the proposals. If you are the record holder of your shares, you may revoke or change your vote any time before the proxy is exercised. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on May 15, 2024.
•	Sign a new proxy and submit it by mail to Computershare Investor Services, PO BOX 43101, Providence, RI 02040-5067, Attention: Proxy Tabulation, who must receive the proxy card no later than May 15, 2024. Only your latest dated proxy will be counted.
•	Attend the Annual Meeting and vote as instructed above. Attending the Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.
•	Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy. If your shares are held in “street name,” you should contact your broker, bank or nominee for information on how to change your voting instructions. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a “legal proxy” from your broker, bank or nominee.

•	If your shares are held by your broker, bank or other holder of record as a nominee or agent (i.e., the shares are held in “street name”), you should follow the instructions provided by your broker, bank or other holder of record.

Deadline for Voting

The deadline for voting by telephone or Internet, other than by virtually attending the Annual Meeting, is 11:59 p.m. Eastern Time on May 15, 2024. If you are a registered shareholder and virtually attend the Annual Meeting, you may deliver your vote online during the Annual Meeting. “Street name” shareholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Broker Voting and Votes Required for Each Proposal

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. This proxy statement has been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the materials made available or by following their instructions for voting on the Internet.

A broker non-vote occurs when a broker or other nominee that holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares. The following table summarizes the voting matters, votes required, how broker non-votes and abstentions are treated with respect to our proposals, and broker discretionary voting authority:

VOTING MATTERS	VOTES REQUIRED	TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES	BROKER DISCRETIONARY VOTING
PROPOSAL 1: To elect nine director nominees, each to serve for a one-year term extending until our 2025 Annual Meeting of Shareholders and their successors are duly elected and qualified	Majority of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
PROPOSAL 2: To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	Majority of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
PROPOSAL 3: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	Majority of the votes cast	Abstentions and broker non-votes, if any, will not be taken into account in determining the outcome of the proposal	Yes

Quorum

The holders of a majority of the 32,705,747 shares of common stock outstanding as of the Record Date, either present in person or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance or represented by proxy at the Annual Meeting, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present.

Participating in the Annual Meeting

Our Annual Meeting will be a completely virtual meeting conducted via live webcast. There will be no physical meeting location. We have adopted a virtual format for the Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all shareholders regardless of their location.

To participate in the virtual meeting, visit www.meetnow.global/MWVTLQP. You will need to enter the 15-digit control number included on your Notice or on your proxy card. The meeting will begin promptly at 8:30 a.m. ET on May 16, 2024. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in prior to the start of the meeting.

This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. Questions may be submitted through www.meetnow.global/MWVTLQP. We will post questions and answers if applicable to our business on our website, www.collegiumpharma.com, under the “Investors” section shortly after the meeting.

If you are a registered holder and wish to vote at the meeting, you will need the 15-digit control number provided on your proxy card. If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you will need to register in advance to attend the Annual Meeting online and you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. To register to attend the Annual Meeting online, you must submit proof of your legal proxy reflecting your holdings along with your name and email address to Computershare Trust Company, N.A. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on May 15, 2024. You will receive confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed by: (i) email to legalproxy@computershare.com, with a forward of the email from your broker or attachment of an image of your legal proxy; or (ii) by mail to Computershare Trust Company, N.A., Collegium Pharmaceutical, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

Proxy Solicitation Costs

We pay the cost of soliciting proxies. Proxies will be solicited on behalf of the Board by mail, telephone, and other electronic means or in person. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

1. Corporate Governance and Board Matters Proposal

Election of Directors

Board Composition

Our Board currently consists of nine members, each of whom is serving a term that will expire at the 2024 Annual Meeting of Shareholders.

Upon the recommendation of the nominating and corporate governance committee, each of the following directors has been nominated for election at our 2024 Annual Meeting of Shareholders, and each has agreed to stand for election:

• Michael Heffernan, R.Ph.	• John Freund, M.D.
• Joseph Ciaffoni	• Neil McFarlane
• Rita Balice-Gordon, Ph.D.	• Gwen Melincoff
• Garen Bohlin	• Gino Santini
• John Fallon, M.D.

If the director nominees are elected at the Annual Meeting, then each nominee will serve for a one-year term expiring at the 2025 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.

Elected directors hold office until their death, resignation or removal, or their successors are duly elected and qualified. In accordance with our articles of incorporation and bylaws, our directors may fill existing vacancies on our Board (including vacancies resulting from an increase in the number of directors) by appointment. Pursuant to the Virginia Stock Corporation Act, the term of office of a director elected by our Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected.

Vote Required

Our directors are elected by a majority of the votes cast. Pursuant to our bylaws, a majority of votes cast means that if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election, such nominee is elected. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” a director’s election and will have no impact on the outcome of the election of directors.

The Board of Directors recommends voting FOR the election of each director nominee.

If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” each of the nominees, or, if any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), proxies are to be voted “FOR” any nominee who is designated by our Board to fill the vacancy.

Nominees for Election

The following table sets forth certain information, as of April 5, 2024, with respect to each of our director nominees.

MICHAEL HEFFERNAN, R.PH.
Age: 59 Director Since: 2003	Committee Memberships: None	Other Public Directorships: Biohaven Ltd. Synlogic, Inc. Trevi Therapeutics, Inc.

Mr. Heffernan has served as a member of our Board since October 2003 and served as our President and Chief Executive Officer from October 2003 to June 2018. Since then, Mr. Heffernan has served as a consultant to pharmaceutical and biotechnology companies, and in March 2019 founded Avenge Bio, a private biotechnology company developing an immunotherapy platform to treat solid tumors, where he has served as Chief Executive Officer since January 2022. Mr. Heffernan has over twenty-five years of experience in the pharmaceutical and related healthcare industries. He was previously the Founder, President and Chief Executive Officer of Onset Therapeutics, LLC, a dermatology-focused company that developed and commercialized products for the treatment of skin-related illnesses and was responsible for the spin-off of the business from the Company to create PreCision Dermatology, Inc. which was acquired by Valeant Pharmaceuticals International, Inc. Mr. Heffernan has held prior positions as Co-Founder, President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., and as President and Chief Executive Officer of PhyMatrix. Mr. Heffernan started his career at Eli Lilly and Company, where he served in numerous sales and marketing roles.

Mr. Heffernan serves on the board of directors of Biohaven Ltd. (NSYE: BHVN) (2020 to present), Synlogic, Inc. (NASDAQ: SYBX) (2020 to present) and Trevi Therapeutics, Inc. (NASDAQ: TRVI) (2017 to present). Mr. Heffernan previously served on the board of directors of Akebia Therapeutics, Inc. (NASDAQ: AKBA), Keryx Biopharmaceuticals, Inc., a public pharmaceutical company prior to its merger with Akebia, Ocata Therapeutics, Inc. (NASDAQ: OCAT), Cornerstone Therapeutics Inc. (now known as Chiesi USA, Inc.) (NASDAQ: CRTX), and Veloxis Pharmaceuticals A/S, prior to its acquisition by Asahi Kasei. Mr. Heffernan is a current member of the boards of several privately held companies. Mr. Heffernan graduated from the University of Connecticut with a B.S. in Pharmacy in 1987 and is a Registered Pharmacist.

Skills & Qualifications: We believe that Mr. Heffernan’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

: 2018
JOSEPH CIAFFONI
Age: 53 Director Since: 2018	Committee Memberships: None	Other Public Directorships: None

Mr. Ciaffoni has served as our President and Chief Executive Officer, and a director, since July 2018. Mr. Ciaffoni joined us in May 2017 as Executive Vice President and Chief Operating Officer. Prior to joining us, he served as President, U.S. Branded Pharmaceuticals of Endo International plc. Before that, Mr. Ciaffoni held various positions of increasing responsibility at Biogen, including Senior Vice President, Global Specialty Medicines Group, Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen, he was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals. Mr. Ciaffoni also previously served as Vice President, Sales for Schering-Plough (now Merck) held several commercial leadership roles at Sanofi-Synthelabo (now Sanofi) and Novartis. Mr. Ciaffoni received a B.A. in Communications and an M.B.A. from Rutgers.

Skills & Qualifications: We believe that Mr. Ciaffoni’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

: 2020
RITA BALICE-GORDON, PH.D.
Age: 63 Director Since: 2020	Committee Memberships: Nominating and Corporate Governance	Other Public Directorships: None

Dr. Balice-Gordon has served as a member of our Board since September 2020. Dr. Balice-Gordon is the Chief Executive Officer of Muna Therapeutics (“Muna”), an early-stage biotech company focused on developing novel therapeutics for patients with neurodegenerative diseases, since July 2021. She was the founding Chief Scientific Officer of Muna from May 2020 to July 2021, and was an entrepreneur-in-residence at Novo Holdings / Novo Seeds from August 2020 through July 2021. Previously, Dr. Balice-Gordon served in senior leadership roles at Sanofi, Inc. (“Sanofi”) from May 2016 through May 2020, most recently as Global Head of Rare and Neurological Diseases. Prior to joining Sanofi, Dr. Balice-Gordon led the psychiatry and pain drug discovery portfolios as Vice President in the Neuroscience and Pain Research Unit at Pfizer, Inc. Earlier in her career, Dr. Balice-Gordon was Professor of Neuroscience and Chair of the Neuroscience Graduate Group at the University of Pennsylvania Perelman School of Medicine, where she currently holds an appointment as Adjunct Professor in the Department of Neuroscience.

Dr. Balice-Gordon has authored more than 100 scientific papers, received numerous accolades for her work in the field of neuroscience, including election as a Fellow of the American Association for the Advancement of Science, and has chaired or served on many National Institutes of Health, national and international committees. She received her B.A. degree in Biological Sciences from Northwestern University, her Ph.D. in Neurobiology from the University of Texas at Austin and completed a postdoctoral fellowship at Washington University School of Medicine in St. Louis.

Skills & Qualifications: We believe that Dr. Balice-Gordon’s scientific expertise and industry experience, including in the neurology and pain therapeutic areas, provide her with the qualifications and skills to serve as a director.

: 2015
GAREN BOHLIN
Age: 76 Director Since: 2015	Committee Memberships: Audit (Chair); Compensation	Other Public Directorships: Karyopharm Therapeutics, Inc.

Mr. Bohlin has served as a member of our Board since January 2015. Mr. Bohlin has almost 30 years of experience serving in executive roles at several biotechnology companies, including Constellation Pharmaceuticals, Inc., where he served as an Executive Vice President from January 2010 to his retirement in April 2012. Prior to that, Mr. Bohlin served as Chief Operating Officer at Sirtris Pharmaceuticals, Inc. (“Sirtris”), which was acquired by GlaxoSmithKline plc. Prior to joining Sirtris, Mr. Bohlin served as President and Chief Executive Officer of Syntonix Pharmaceuticals, Inc. (“Syntonix”), which was acquired by Biogen Idec. Prior to Syntonix, Mr. Bohlin spent 14 years in executive management at Genetics Institute, Inc. (“Genetics Institute”), which was acquired by Wyeth. Prior to Mr. Bohlin’s tenure at Genetics Institute, he was a partner at Arthur Andersen & Co., where he spent 13 years.

Mr. Bohlin has served on the board of directors of several companies. Mr. Bohlin currently serves on the board of directors of Karyopharm Therapeutics, Inc. (NASDAQ GS: KPTI) (2013 to present) and Curadel Surgical Innovations, Inc, a privately held company (2020 to present). Previously, he served on the board of directors of Acusphere, Inc. (OTC: ACUS) (2005 to 2015), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2010 to 2020), Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020) and several other publicly traded and privately held biotechnology companies. Mr. Bohlin graduated from the University of Illinois with a B.S. in Accounting and Finance in 1970.

Skills & Qualifications: We believe that Mr. Bohlin’s perspective and experience as a senior executive in our industry, as well as his board and audit committee experience with publicly traded and privately held biotechnology companies, provide him with the qualifications and skills to serve as a director.

: 2016
JOHN FALLON, M.D.
Age: 76 Director Since: 2016	Committee Memberships: Nominating and Corporate Governance Committee (Chair); Compliance	Other Public Directorships: None

Dr. Fallon has served as a member of our Board since June 2016. Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross Blue Shield of Massachusetts (“BCBS”), a health insurance company, from 2004 through 2015. Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was Chairman of the physician network. Dr. Fallon was also the Chief Executive Officer of Charter Professional Services Corporation and the founder and Chief Executive Officer of North Shore Health System, a large physician-hospital organization in Massachusetts. Dr. Fallon was formerly the Chairman of the board of directors of NEHI (Network for Excellence in Health Innovation). In the past, he also served as a member the board of directors of Insulet Corporation (NASDAQ: PODD) (2012 to 2021), a medical devices company; AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (2014 to 2020), a specialty pharmaceutical company; Exact Sciences Corporation (NASDAQ: EXAS) (2016 to 2019), a molecular diagnostics company, as well as several not-for-profit boards, including: Alliance for Healthcare Improvement, Massachusetts Health Quality Partners, Massachusetts E-Health Collaborative and Neighborhood Health Plan. He also co-chaired, with the Massachusetts Secretary of Health and Human Services, the Massachusetts Patient Centered Medical Home Initiative. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, and is Board Certified in Internal Medicine. He received a B.A. from the College of the Holy Cross, an MBA from the University of South Florida and a Doctor of Medicine from Tufts University School of Medicine.

Skills & Qualifications: We believe that Dr. Fallon’s perspective and experience as an executive and board member in the life sciences industry, as well as his strong medical and scientific background, provide him with the qualifications and skills to serve as a director.

: 2014
JOHN FREUND, M.D.
Age: 70 Director Since: 2014	Committee Memberships: Compensation (Chair); Audit	Other Public Directorships: Sutro Biopharma, Inc. SI-Bone, Inc.

Dr. Freund has served as a member of our Board since February 2014. Dr. Freund co-founded Skyline Ventures (“Skyline”), a venture capital firm, in 1997 and has served as Managing Director at Skyline since its founding. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, LLC. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc. and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation (“Acuson”), most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a General Partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund worked at Morgan Stanley & Co., where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. In 2016, Dr. Freund co-founded and was Chief Executive Officer of Arixa Pharmaceuticals, an antibiotic company, which was acquired by Pfizer in 2020.

Dr. Freund currently serves on the board of directors of Sutro Biopharma, Inc. (NASDAQ: STRO) (2014 to present), and SI-Bone, Inc. (NASDAQ: SIBN) (2013 to present). Dr. Freund also serves on the board of directors of fourteen U.S. registered investment funds managed by The Capital Group Companies. He previously served on the board of directors of several publicly traded companies, including, Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2012 to 2020), XenoPort, Inc. (NASDAQ: XNPT) (1999 to 2016), where he was Chairman, Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) (2014 to 2015), MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (2004 to 2011), and MAKO Surgical Corp. (NASDAQ: MAKO) (2008 to 2013). Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund graduated from Harvard College with a B.A. in History in 1975, received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982.

Skills & Qualifications: We believe that Dr. Freund’s extensive finance and investment experience, his experience as an executive, and his service on the board of directors of numerous public and privately held companies in our industry provide him with the qualifications and skills to serve as a director.

: 2022
NEIL MCFARLANE
Age: 51 Director Since: 2022	Committee Memberships: Audit	Other Public Directorships: Zevra Therapeutics, Inc.

Mr. McFarlane has served as a member of our Board since April 2022. Since September 2023, Mr. McFarlane has served as President and Chief Executive Officer of Zevra Therapeutics, Inc. (NASDAQ: ZRVA), a clinical stage rare disease therapeutics company, where he also sits on the board of directors. Previously, Mr. McFarlane provided consulting services for biotechnology, pharmaceutical, and financial services companies between November 2021 and September 2023. Mr. McFarlane served as the Chief Executive Officer and a member of the board of directors of Adamas Pharmaceuticals, Inc. from September 2019 until its acquisition by Supernus Pharmaceuticals, Inc in November 2021. From May 2019 to September 2019, Mr. McFarlane provided consulting services for biotechnology, pharmaceutical, and financial services companies. From August 2016 to May 2019, Mr. McFarlane served as the Chief Operating Officer of Retrophin, Inc., now known as Travere Therapeutics, Inc., where he was responsible for overseeing the operations of Retrophin. From 2011 to 2016 Mr. McFarlane served as Vice President of UCB, Inc. (“UCB”). He served as Vice President and General Manager of UCB’s U.S. Immunology Business Unit and as Vice President for the Global Bone Business Unit in collaboration with Amgen Inc. Prior to his positions at UCB, Mr. McFarlane held positions of increasing responsibility with Genzyme Corporation (“Genzyme”) and Sangstat Medical Corporation prior to its acquisition by Genzyme. Mr. McFarlane served as an officer and enlisted soldier in the United States Army Reserves and received his B.S. and M.S. in Nursing from the University of Florida.

Skills & Qualifications: We believe that Mr. McFarlane’s over 20 years of global biopharmaceutical experience and his service on the board of directors of public and privately held companies in our industry provide him with the qualifications and skills to serve as a director.

: 2017
GWEN MELINCOFF
Age: 72 Director Since: 2017	Committee Memberships: Nominating and Corporate Governance	Other Public Directorships: Gain Therapeutics Protalix Biotherapeutics, Inc. Soleno Therapeutics

Ms. Melincoff has served as a member of our Board since August 2017. Ms. Melincoff has over 25 years of leadership experience in the biotechnology and pharmaceutical industries. Ms. Melincoff is currently managing director at Gemini Advisors LLC, a biopharmaceutical consultancy (since 2013) and an advisor to Verge Genomics, a startup drug discovery company (since 2016). From August 2014 to September 2016, she served as Vice President of Business Development at BTG International Inc., a specialist medical products company; she also served as an advisor to Phase 1 Ventures, a startup accelerator from 2015 through 2018. From September 2004 to December 2013, Ms. Melincoff was Senior Vice President of Business Development at Shire Plc (acquired by Takeda). In addition, from 2010 to 2013, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Prior to joining Shire Plc, Ms. Melincoff held managerial and business development positions at various pharmaceutical companies, including Adolor Corporation, Sterling Drug and NanoSystems (a subsidiary of Eastman Kodak).

Ms. Melincoff currently serves on the board of Gain Therapeutics (NASDAQ: GANX), Protalix BioTherapeutics, Inc. (NYSE: PLX) and Soleno Therapeutics (NASDAQ: SLNO). Previously, she served as a board member or observer on the boards of Tobira Therapeutics (acquired by Allergan), DBV Technologies, AM Pharma, ArmaGen Technologies, Promethera Biosciences, Naurex Inc. (acquired by Allergan), Kamada Ltd. (NASDAQ: KMDA), Photocure ASA and Enterome. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named one of the “Top Women in Biotech 2013” by Fierce Biotech as well as being named to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013.

Skills & Qualifications: We believe that Ms. Melincoff’s extensive experience in business development and general management in the life sciences industry and her valuable experience in corporate governance and acquisitions provide her with the qualifications and skills to serve as a director.

: 2012
GINO SANTINI
Age: 67 Director Since: 2012	Committee Memberships: Compliance (Chair); Compensation	Other Public Directorships: None

Mr. Santini has served as a member of our Board since July 2012 and has served as our lead independent director since May 2015. Since December 2010, Mr. Santini has been a senior advisor providing financing and business consulting services to venture capital, pharmaceutical and biotechnology companies. Previously, Mr. Santini held various positions at Eli Lilly and Company (“Lilly”) from 1983 until his retirement from Lilly in December 2010, most recently as Senior Vice President of Corporate Strategy and Business Development, a position he held since 2007. Mr. Santini also served as a member of Lilly’s Executive Committee from January 2004 to his retirement and as President of U.S. Operations. He joined Lilly in 1983 as a financial planning associate in Italy.

Mr. Santini currently serves as a member of the board of directors of several privately held companies. Previously, Mr. Santini served on the board of directors of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (2015 to 2023), as well as Horizon Therapeutics plc (NASDAQ: HZNP) (2012 to 2023), Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (2012 to 2022), AMAG Pharmaceuticals Inc. (NASDAQ: AMAG) (2012 to 2020), Vitae Pharmaceuticals, Inc. (NASDAQ GS: VTAE) (2014 to 2016) and Sorin S.p.A., a company traded on the Italian Stock Exchange (2012 to 2015). He graduated from the University of Bologna, Italy with a B.S. in Mechanical Engineering in 1981 and received an M.B.A. from the Simon School of Business at the University of Rochester in 1983.

Skills & Qualifications: We believe that Mr. Santini’s perspective and experience as a senior executive at Lilly, as well as his extensive domestic and international commercial, corporate strategy, business development and transaction experience, provide him with the qualifications and skills to serve as a director.

Director Nomination Process

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our nominating and corporate governance committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our nominating and corporate governance committee’s criteria for membership on our Board, whom our nominating and corporate governance committee believes continue to make important contributions to our Board and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our annual meeting of shareholders, the nominating and corporate governance committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who consent to continue their service on our Board. If our nominating and corporate governance committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole, why in our nominating and corporate governance committee’s view the incumbent should not be re-nominated, the nominating and corporate governance committee will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our annual meeting of shareholders.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee will identify a new nominee that meets the nominating and corporate governance committee’s criteria for membership on our Board. The committee may, in its sole discretion, solicit recommendations for nominees from persons that the nominating and corporate governance committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the nominating and corporate governance committee, and our management team. The nominating and corporate governance committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the nominating and corporate governance committee will set its fees and scope of engagement. The nominating and corporate governance committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The nominating and corporate governance committee may, in its sole discretion, designate one or more of its members (or the entire nominating and corporate governance committee) or other members of our Board to interview any proposed candidate. Based on all available information and relevant considerations, the nominating and corporate governance committee will select a candidate who, in the view of the committee, is most suited for membership on our Board. The nominating and corporate governance committee has utilized professional search firms to identify candidates to serve on our Board, including, most recently, the identification of Neil McFarlane.

In making its selection of director nominees, the nominating and corporate governance committee evaluates any candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our bylaws and as is otherwise required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). However, the nominating and corporate governance committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our capital stock. The nominating and corporate governance committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

Shareholders wishing to suggest a candidate for director must write to our Corporate Secretary in accordance with our procedures detailed in the section below entitled “Shareholder Communications with Our Board.”

Shareholder nominations should be made according to the procedures detailed in the section below entitled “Shareholder Proposals and Director Nominations for 2025 Annual Meeting of Shareholders.” Such submissions must state the nominee’s name and address, together with information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Qualifications

The nominating and corporate governance committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. Important general criteria and considerations for Board membership include:

GENERAL CRITERIA
•
Understanding of our business and relevant industries in general
•
Ability to regularly attend meetings of our Board and of any committees on which the director serves
•
Ability to review in a timely fashion and understand materials circulated to our Board regarding us or our industry
•
Ability to participate in meetings and decision-making processes in an objective and constructive manner
•
Ability to be reasonably available, upon request, to advise our officers and management

The nominating and corporate governance committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, global experience, experience as a director of a public company and knowledge of our industry. Consideration will be given to our Board’s overall balance of diversity of perspectives, backgrounds and experiences. Our nominating and corporate governance committee considers personal diversity, including gender, national origin, ethnic and racial diversity, as an additional benefit to our Board as a whole. The nominating and corporate governance committee considers the requirement that at least one member of our Board meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the Nasdaq Listing Rules. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;
•	if the candidate satisfies certain minimum qualifications and other criteria that we have set for membership on our Board;
•	if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;
•	the contribution that the candidate can be expected to make to the overall functioning of our Board;
•	the extent to which the membership of the candidate on our Board will promote diversity among the directors; and
•	other factors such as independence under applicable Nasdaq Listing Rules, relationships with our shareholders, competitors, customers, suppliers or other persons with a relationship to the Company.

The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee is of the view that the composition of our Board should reflect a mix of skills and expertise that are appropriate for our company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Majority Vote Director Resignation Policy

Our Board has implemented a majority vote director resignation policy in our Corporate Governance Guidelines. Under the policy, any director nominee who does not receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election must promptly tender his or her resignation to the board following certification of the shareholder vote. The nominating and corporate governance committee will promptly consider such offer of resignation, the circumstances that led to such director’s failure to receive the required vote for re-election (if known) and make a recommendation to the Board as to whether or not to accept the resignation. The Board will act on the nominating and corporate governance committee's recommendation within sixty (60) days following certification of the shareholder vote. The nominating and corporate governance committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s offered resignation. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable).

Director Independence

The Nasdaq Listing Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Mr. Ciaffoni, is currently an “independent director” as defined under the Nasdaq Listing Rules. In making the independence determinations set forth above, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

Our Board separated the positions of Chief Executive Officer and Chairman of the Board in 2018 in connection with Mr. Ciaffoni’s promotion to President and Chief Executive Officer of the Company. Mr. Heffernan, our prior President and Chief Executive Officer, remains our Chairman, and Mr. Santini remains our Lead Independent Director. Our Board believes that the separation of the positions of Chief Executive Officer and Chairman of the Board, combined with a strong Lead Independent Director reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. While Mr. Heffernan became independent under Nasdaq Listing Rules in early 2022, the Board determined to maintain Mr. Santini’s position as Lead Independent Director given Mr. Heffernan’s history as a prior Chief Executive Officer of our Company. Though it does not have current plans to do so, our Board may combine the roles of Chief Executive Officer and Chairman of the Board again in the future if it believes that would be in the best interest of the Company and its shareholders.

Mr. Heffernan, our current Chairman, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board of directors of a company. Mr. Heffernan provides valuable insight to our Board due to the perspective and experience he brings as our former Chief Executive Officer.

Mr. Santini serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present. As Lead Independent Director, Mr. Santini serves as a liaison between management and the independent directors, works in conjunction with the Chairman and the Chief Executive Officer to plan and set schedules and agendas for Board meetings, and performs such additional duties as our Board may otherwise determine and delegate.

Risk Management

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with certain legal, regulatory and cybersecurity requirements. The audit committee assesses cybersecurity-related risks, based on the likelihood of an incident occurring, impact to our organization if an incident occurred, and the level of internal control we currently have over the risk. The results are analyzed to identify vulnerabilities and then risk management/mitigation plans are designed, implemented, and evaluated for effectiveness.

Our nominating and corporate governance committee monitors the efficacy of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct, and our ESG strategy, reporting, policies and practices. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our compliance committee monitors our programs regarding compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.

Board Committees

Our Board has established a standing audit committee, compliance committee, compensation committee, and nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board and is annually reviewed by each committee. Each charter is available on our website, www.collegiumpharma.com, under the “Investors” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement. The table below provides the membership of each of the committees as of December 31, 2023, with further discussion on each committee and its function below the table.

		Collegium Board Committees
	Independent(1)	Audit	Nominating and Corporate Governance	Compensation	Compliance
Michael Heffernan, R.Ph.
Joseph Ciaffoni
Rita Balice-Gordon, Ph.D.
Garen Bohlin
John Fallon, M.D.
John Freund, M.D.
Neil McFarlane
Gwen Melincoff
Gino Santini
Meetings in 2023	Board: 5	8	1	3	4

(1)	Independence under Nasdaq criteria.

Committee Chair	Committee Member	Board Chairman	Lead Independent Director	Audit Committee Financial Expert

THE AUDIT COMMITTEE
Chair: Garen Bohlin Additional Committee Members: ● John Freund, M.D. ● Neil McFarlane

Responsible for, among other things:

●
hiring our independent registered public accounting firm and pre-approving the audit, audit related and permitted non-audit and tax services to be performed by our independent registered public accounting firm;
●
reviewing and approving the planned scope of the annual audit and the results of the annual audit;
●
reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
●
reviewing quarterly with management its assessment of the effectiveness and adequacy of our internal control structure and procedures for financial reporting and reviewing annually with our independent registered public accounting firm the attestation to and report on the assessment made by management;
●
reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and financial information and earnings guidance provided to analysts and other third parties;
●
reviewing with our General Counsel or outside counsel any legal matters that may have a material impact on our financial statements, accounting policies and compliance policies and programs, including corporate securities trading policies;
●
reviewing and assessing significant existing and emerging cybersecurity risks and material cybersecurity incidents, the impact on the Company and its shareholders of any significant cybersecurity incident and any disclosure obligations arising from any such incidents;
●
establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;
●
meeting independently with management and our independent registered public accounting firm; and
●
reviewing, approving, ratifying or prohibiting material related party transactions.

●
All members are deemed “independent” and financially literate under the applicable rules and regulations of the SEC and Nasdaq.

●
Garen Bohlin qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

●
Refer to the section entitled “Audit Committee Report.”

THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Chair: John Fallon, M.D. Additional Committee Members: ● Rita Balice-Gordon, Ph.D. ● Gwen Melincoff

Responsible for, among other things:

●
assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;
●
reviewing developments in corporate governance practices and reviewing and recommending to our board any changes to our corporate governance principles and guidelines;
●
reviewing independence of our Board;
●
evaluating and making recommendations as to the size and composition of the Board and each committee;
●
determining qualifications for service on our board;
●
reviewing the adequacy of our articles of incorporation and bylaws and recommending to our Board, as conditions dictate, amendments for consideration by our shareholders; and
●
overseeing our ESG strategy, reporting, policies and practices.

● All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.
THE COMPLIANCE COMMITTEE
Chair: Gino Santini Additional Committee Members: ● John Fallon, M.D.

Responsible for, among other things:

●
overseeing our activities in the area of compliance with laws, regulations and industry standards, except where the oversight responsibility is with the audit committee;
●
reviewing and monitoring significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;
●
monitoring and assessing the development and effectiveness of our compliance program and recommending improvements as necessary or appropriate, including the allocation of sufficient funding, resources and staff to the compliance program;
●
periodically reviewing and recommending to the full Board any changes to our Code of Ethics;
●
ensuring proper communication of significant compliance issues to the full Board;
●
reviewing and monitoring efforts to promote an ethical culture;
●
overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations and industry standards; and
●
receiving and evaluating reports and assessing risk regarding internal investigations or government or regulatory actions that may indicate a significant compliance or regulatory issue within the Company that may cause significant financial or reputational damage.

● All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.

THE COMPENSATION COMMITTEE
Chair: John Freund, M.D. Additional Committee Members: ● Garen Bohlin ● Gino Santini

Responsible for, among other things:

●
reviewing and approving the compensation of our executive officers and recommending that our Board approve the compensation of our CEO;
●
reviewing and recommending to our Board the compensation of our directors;
●
administering our equity incentive plans and overseeing regulatory compliance related to such plans;
●
reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans;
●
reviewing our overall compensation strategy for our employees;
●
overseeing and periodically reviewing the operation of all of our employee benefit plans;
●
reviewing and administrating our Clawback Policy;
●
reviewing and discussing with management our Compensation Discussion and Analysis and recommending to our full Board its inclusion in our periodic reports and proxy statement to be filed with the SEC; and
●
monitoring the compliance of our directors and executive officers with our stock ownership guidelines.

●
All members are “non-employee directors” as defined by SEC rules

●
All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.

●
Refer to the section entitled “Compensation Committee Report.”

Under the charter of the compensation committee, the compensation committee may form and delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with our articles of incorporation, bylaws and applicable laws and rules of markets in which our securities then trade. The compensation committee has also delegated authority for certain actions to certain of our executive officers. For example, the compensation committee has delegated to certain executive officers the power to grant options or other stock awards pursuant to our incentive plans to non-executive employees.

Compensation Committee Interlocks and Insider Participation

Dr. Freund and Messrs. Bohlin and Santini served as members of our compensation committee during the fiscal year ended December 31, 2023. No member of our compensation committee is or has ever been an executive officer or employee of ours. In addition, none of our executive officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has, or had at the time of such executive officer’s service, one or more officers serving as a member of our Board or compensation committee.

Board Meeting Attendance

During the year ended December 31, 2023, our Board held a total of five meetings. Each of our directors attended at least 75% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Our Board has adopted a Code of Ethics applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.collegiumpharma.com. Our Board is responsible for overseeing compliance with the Code of Ethics, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics for employees, executive officers or directors. Disclosure regarding any amendments to the Code of Ethics, or any waivers of its requirements, will be made on our website.

Director Attendance at Annual Meetings

Our Board has a policy of encouraging director attendance at our annual meetings of shareholders, but attendance is not mandatory. Our Board and management team encourage all our directors to attend the 2024 Annual Meeting. All our directors attended the 2023 Annual Meeting of Shareholders in May 2023.

Shareholder Communications with our Board

Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. The Corporate Secretary will forward such communications to each member of our Board, except in cases where, in the opinion of our Corporate Secretary it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Compensation of Non-Employee Directors

Our Board, upon recommendation of the compensation committee, sets our non-employee director compensation policy.

2023 Non-Employee Director Compensation Policy

Our non-employee director policy, which was in effect throughout 2023, is provided below:

Annual Compensation		Additional Annual Cash Retainers(1)
Cash Retainer	$50,000(1)			Chair	Member
Restricted Stock Units	$225,000(2)	Chairman	$60,000
		Lead Independent Director	$25,000
		Committees
		Audit		$20,000	$10,000
		Compensation		$18,000	$9,000
		Nominating and Corporate Governance		$10,000	$5,000
		Compliance		$18,000	$9,000

(1)	Cash retainers were paid in quarterly installments, subject to the director’s continued service on the board.
(2)	On the date of each annual meeting of shareholders, each non-employee director was granted restricted stock units of the Company, with the number of such units determined by dividing $225,000 by the average closing price of our common stock for the 30-day period ending on the trading day immediately prior to the date of grant. New directors who joined after the Company’s annual meeting of shareholders for the applicable year, but six or more months before the next annual meeting, were entitled to receive a full annual grant amount at the time of joining. New directors who joined after the annual meeting, but less than six months before the next annual meeting, were entitled to receive 50% of the annual grant amount. All such grants vest upon the first anniversary of the date of grant.

In addition to the foregoing annual compensation, upon joining the Board, each non-employee director was entitled to receive restricted stock units of the Company, with the number of such units determined by dividing $225,000 by the average closing price of our common stock for the 30-day period ending on the trading day immediately prior to the date of grant. Such initial grant vests in full one year from the date of grant, subject to continued service to the Company.

Our non-employee directors are also subject to stock ownership guidelines, as described in the section entitled “Compensation Discussion and Analysis – Other Policies and Practices.”

2024 Non-Employee Director Compensation Policy

In February 2024, our compensation committee reviewed our non-employee director compensation policy with our independent compensation consultant and recommended certain changes be made to the policy to better align with market practices. Our updated non-employee compensation policy, approved by the Board and as in effect for the 2024 fiscal year, is provided below:

Annual Compensation		Additional Annual Cash Retainers(1)
Cash Retainer	$50,000(1)			Chair	Member
Restricted Stock Units	$275,000(2)	Chairman	$60,000
		Lead Independent Director	$25,000
		Committees
		Audit		$20,000	$10,000
		Compensation		$20,000	$10,000
		Nominating and Corporate Governance		$10,000	$5,000
		Compliance		$18,000	$9,000

(1)	Cash retainers are paid in quarterly installments, subject to the director’s continued service on the board.

(2)	On the date of each annual meeting of shareholders, each non-employee director is granted restricted stock units of the Company, with the number of such units determined by dividing $275,000 by the average closing price of our common stock for the 30-day period ending on the trading day immediately prior to the date of grant. New directors who join after the Company’s annual meeting of shareholders for the applicable year, but six or more months before the next annual meeting, will also receive a full annual grant amount at the time of joining. New directors who join after the annual meeting, but less than six months before the next annual meeting, will receive 50% of the annual grant amount. All such grants vest upon the first anniversary of the date of grant.

In addition to the foregoing annual compensation, upon joining the Board, each new non-employee director will receive restricted stock units of the Company, with the number of such units determined by dividing $275,000 by the average closing price of our common stock for the 30-day period ending on the trading day immediately prior to the date of grant. Such initial grant vests in full one year from the date of grant, subject to continued service to the Company.

2023 Non-Employee Director Compensation

The following table sets forth in summary form information concerning the compensation that we paid or awarded for services rendered during the fiscal year ended December 31, 2023 to our independent, non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Rita Balice-Gordon, Ph.D.	55,000	220,614	275,614
Garen Bohlin	79,000	220,614	299,614
John Fallon, M.D.	69,000	220,614	289,614
John Freund, M.D.	78,000	220,614	298,614
Michael Heffernan, R.Ph.	110,000	220,614	330,614
Neil McFarlane	60,000	220,614	280,614
Gwen Melincoff	55,000	220,614	275,614
Gino Santini	102,000	220,614	322,614

(1)	Amounts represent the grant date fair value of stock awards granted during 2023, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. See Note 17, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for assumptions used in calculating this amount. The grant date fair value of stock awards granted during 2023 for each non-employee director was $22.53. The aggregate number of shares underlying stock awards that were outstanding and held by each non-employee director as of December 31, 2023 were as follows: for Dr. Balice-Gordon: 14,819; Mr. Bohlin: 42,522; Dr. Fallon: 9,792; Dr. Freund: 42,522; Mr. Heffernan: 9,792; Mr. McFarlane: 41,672; Ms. Melincoff: 32,581; and Mr. Santini: 42,522. The aggregate number of shares underlying stock options that were outstanding and held by each non-employee director as of December 31, 2023 were as follows: Dr. Balice-Gordon: 10,055 (all of which were exercisable); Mr. Bohlin: 79,553 (all of which were exercisable); Dr. Fallon: 56,868 (all of which were exercisable); Dr. Freund: 65,568 (all of which were exercisable); Mr. Heffernan: 158,095 (all of which were exercisable); Mr. McFarlane: none; Ms. Melincoff: 47,082 (all of which were exercisable); and Mr. Santini: 65,568 (all of which were exercisable).

Board Diversity

Board diversity and inclusion is critical to Collegium’s success. While we do not have a formal policy on Board diversity, the Board is committed to building a Board that consists of the optimal mix of skills, expertise, and diversity so that the Board is capable of effectively overseeing the execution of our business and meeting the Company’s evolving needs, with diversity reflecting gender, age, race, ethnicity, background, professional experience and perspectives. The nominating and corporate governance committee considers the value of diversity on the Board in evaluating director candidates. Accordingly, the nominating and corporate governance committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.

As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view. As of April 5, 2024, the date of filing of our proxy statement for our 2024 Annual Meeting of Shareholders, we exceed the diversity requirements of the Nasdaq Global Select Market. The matrix below provides certain highlights of the composition of our Board members based on self-identification.

Board Diversity Matrix (As of April 5, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6		1
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background				1

Our Environmental, Social and Governance Initiatives

Our commitment to serving as a responsible corporate citizen is rooted in our longstanding history of advancing our mission, executing our commercial strategy, governing our business to drive efficiency and value creation, and supporting our communities. As we strive to make an impact through our business and initiatives to “Do Good as We Do Well,” we have prioritized corporate governance and risk mitigation; employee development and culture; our environmental footprint; and giving back to our communities. Our 2023 corporate scorecard included people and culture-focused objectives that centered on creating and maintaining a positive culture that supports retention.

In February 2024, we published our annual ESG report on our corporate website highlighting our ESG accomplishments to date. The information contained in our ESG report is not a part of, nor is it incorporated by reference into, this proxy statement.

Culture, Employee Engagement and Management of Human Capital Resources

Our impact is driven by our people and our Core Values. We have created a culture that is collaborative, transparent, and respectful. We are driven by our dedication to improving the lives of people living with serious medical conditions, strengthening the health and well-being of the communities where we live and work and creating shareholder value. “Doing right” by our patient, caregiver and medical communities is always top of mind.

We believe every employee’s unique experiences and diverse perspectives shape an inclusive working environment that enables us to make a more meaningful difference for the communities we serve. We are proud to be recognized in 2023 with the Top Workplaces’ Culture Excellence Awards, in the Employee Well-Being, Employee Appreciation and Professional Development categories. These awards are based on anonymous employee surveys and reflect our mission, Core Values, and dedication to employees’ well-being.

Our Core Values are the foundational beliefs that are shared by each member of our team. We are passionate about applying them to all facets of our specialty pharmaceutical business, corporate social responsibility commitments and relationships with each other, our customers and our communities. Our Core Values are: Uphold Integrity, Embrace Differences, Encourage Expression, and Be Accountable.

We are dedicated to serving as a responsible corporate citizen. We strive to make a positive impact in the communities where we live and work by fostering a culture of philanthropy, service, and mentorship, and by supporting the wellness of our communities and working for equitable access to education and educational resources. In 2023, Collegium launched “Healthier people. Stronger communities.” as an expression of our collective responsibility to change lives with meaningful medicines, lead with science, support our communities, demonstrate our values, and build our culture. Our team is thoughtful in the actions we take and united in our pursuit of improving human health and well-being, supporting the next generation of STEM leaders, and building up our communities.

We prioritize charitable giving to and partnerships with organizations leading equitable access to STEM education and resources for students and teachers in underrepresented communities in the greater Boston area near Collegium’s headquarters, as well as in communities nationwide.

In 2023, we:

•	Donated over $500,000 and approximately 180 hours of service in support of multiple community organizations focused on STEM and basic living necessities; and
•	Launched two partnerships tied to our commitment to support the next generation of STEM leaders: the Collegium Pharmaceutical Scholarship Program with Scholarship America and Boston Red Sox/Science from Scientists STEM Booth.

Employee Health and Safety

We believe the success of our business is fundamentally connected to the well-being of our employees. We are proud to provide benefits that help employees invest in and maintain their health and wellness. Full-time employees and their dependents are eligible for benefits from the first day of employment and can customize benefits to meet their health and wellness needs.

We believe that the success of our business is fundamentally connected to the well-being of our employees; accordingly, we are committed to their health, safety, and wellness. We provide all employees and their families with access to a variety of innovative, flexible, and convenient health and wellness programs. These programs include benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice, where possible, so they can customize their benefits to meet their needs and the needs of their families.

Employee Engagement

We conduct an employee engagement survey called the Collegium COLLective survey to inform us of areas where we are excelling as well as opportunities for improvement. The survey covers topics including management, teamwork, work-life balance, compensation and benefits, and diversity, equity, and inclusion. Based on results of the 2023 Collegium COLLective survey, we received an engagement score of 89%, which is 15% above the Pharma Benchmark, and 11% higher than our previous score. It was also the largest year-over-year increase in our engagement since we began our internal survey in 2017. Overall, our scores are consistently at or above the Pharma Benchmark in all areas. Our Focus ACTion Team, or FACT team, is a cross-functional team that reviews the Collegium COLLective survey results and takes a holistic approach to identifying areas of opportunity for additional engagement. Focus areas for the FACT team in 2023 included Recognition, Communication, Employee Experience and Total Rewards (benefits).

Talent Acquisition and Retention

We have an equitable pay model for all hiring. We determine the offer prior to initiating the recruiting process to mitigate bias or demographics from influencing the offer amount to ensure fair and equitable pay. We are transparent about what we are offering and give candidates the opportunity to decide if it aligns with their needs. All candidates are informed of the initial offer details during the first phone call and are given the option to move forward in the process or withdraw. Collegium uses market data relevant to our company to determine compensation. All candidates are informed of the process we use to determine their compensation. We also provide all employees with a total rewards statement that outlines the value of an employee’s base salary, bonus, equity, and benefits in tangible dollars. It also provides employees with benchmark data for their position. We continue to provide employees with an annual total rewards statement as part of the annual performance process.

We seek to identify, recruit, retain, incentivize, and integrate our existing and new employees. All full-time employees receive cash-based and stock-based compensation awards through the compensation cycle (stock-based compensation includes restricted stock units for the entire organization). The principal purposes of our cash and equity incentive plans are to attract, retain and reward personnel as they strive to increase shareholder value and contribute to the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We offer a comprehensive and competitive benefit package to all full-time employees. Innovative benefit offerings include: medical, dental and vision benefits; flexible spending account; life and disability insurance; paid parental and caregiver leave; a 401(k) with a dollar-for-dollar matching contribution on the first 5% contributed by the employee; an employee stock purchase plan; a hybrid workweek that allows most employees to work from home up to two days each week; charitable matching up to $1,000 per employee per calendar year for donations to registered 501(c)(3) charities; tutoring for employees’ children; a company-wide shut down during the last week of the year; complementary access to the gym in our headquarters and a fully stocked snack and drink room available to employees at our headquarters. In addition, through our Collegium Cares Program, employees can award points to colleagues for demonstrating our Core Values and Leadership Behaviors, which can be exchanged for rewards of their choosing.

Employee Training and Development

We encourage everyone on our team to fulfill their potential, explore their interests and bring their authentic best selves to Collegium. Throughout the year, we are intentional about identifying and facilitating ongoing learning and career growth opportunities so our team can uplevel their skills and continuously evolve as professionals.

We believe career development starts with good conversations, careers today are more a lattice than a ladder, breadth and depth of experience are valuable, career development is a shared partnership, and career growth is about consistent performance, capabilities, and business need.

All employees work closely with their managers to create an annual Individual Development Plan with specific objectives and actions. We encourage employees to build transferable and technical skills and to broaden their perspectives.

Strong, transparent leadership is central to Collegium’s success. We encourage employees at all levels to act as leaders, with our unique set of Leadership Behaviors — Head, Heart and Guts— complementing and reinforcing our Core Values within talent programs and employee experiences.

Our comprehensive performance review process ensures our employees are on track with their development throughout the year. Managers also have an opportunity to nominate individuals for our Emerging Leaders Program. This is an annual initiative comprising specialized assessments and training to prepare employees for management and leadership positions throughout the business and reaffirms our commitment to excellence in our industry.

Diversity, Equity, and Inclusion

Collegium is committed to fostering diversity, equity, and inclusion in our workplace and workforce. We are unwavering in our commitment to treating our colleagues fairly, and we are open-minded and inclusive in our engagements with one another, our partners, and our customers. These expectations stem from our Core Values and improve our business and performance.

We strive to make every individual feel included, inspired, and confident they will be seen, heard, and valued. Each of us is expected to be responsible for enabling one another to do our best work while being our authentic selves. Each one of us has an opportunity to appreciate our similarities, respect our differences and leverage our diversity to enable creativity, innovation, and excellence.

As of March 2024, our workforce breakdown with respect to gender and self-reported race and ethnicity was as follows:

Ethnicity	#	%
Asian (Not Hispanic or Latino)	12	6.3%
Black or African American (Not Hispanic or Latino)	12	6.3%
Hispanic or Latino	4	2.1%
Prefer Not to Disclose	3	1.6%
Two or More Races (Not Hispanic or Latino)	3	1.6%
White (Not Hispanic or Latino)	156	82.1%
Gender	#	%
Female	95	50.0%
Male	95	50.0%

As in everything we do, we are committed to continuous improvement in this area. While we are proud of the diversity of backgrounds and identities that our workforce exhibits, we will make the necessary investments of time, resources, and engagement to make sustained improvements in this area.

Environmental Impact

As corporate citizens, it is important that we do our part to protect our planet. We evaluate our effect on the environment and seek opportunities to reduce the impact of our business operations.

We continue our efforts to minimize our environmental impact through several initiatives, such as: packaging our products in recyclable materials; repurposing unneeded information technology equipment through donations to STEM education non-profits, thereby reducing the impact of electronic waste;  implementing in-office processes to minimize the use of consumables such as paper and plastic cups;  operating under a hybrid working model where employees are in the office part-time, thereby reducing car emissions associated with employee commuting; implementing clean-in-place manufacturing systems, enabling wastewater to be recycled and thereby reducing freshwater consumption; and implementing two manufacturing process improvement initiatives that reduce processing time, resulting in decreased energy consumption.

We were selected as a Results Plus Award Winner from Wheels, our commercial fleet management vendor, in 2023. This award recognizes our efforts to achieve environmental and financial sustainability by transitioning to hybrid vehicles. Our initiative to reduce standard internal combustion engine vehicles from our fleet began in 2021. We explored options to reduce the impact of our sales fleet and as such, integrating hybrid vehicles into our fleet became a strategic priority. After performing a total cost of ownership analysis, we began offering hybrid vehicles as an option in our fleet program in 2022, and as of December 2023, 52% of our fleet vehicles are hybrid. We aim to gradually transition to a fully hybrid fleet program by 2025.

We are committed to enhancing our manufacturing efficiency and continuous improvement of our environmental performance. Our primary focus is on recycling product packaging materials and integrating sustainability initiatives into our vendor supply chains. We review and update our commercial product vendor performance management and other operational policies annually. This enables us to minimize resource use and waste generation, optimize the use of raw materials and undertake continuous improvement in environmental performance.

We recognize the critical role data plays in our ability to identify and implement environmental initiatives. In 2023, we began partnering with a third-party climate and sustainability expert to perform our inaugural greenhouse gas emissions assessment to measure the environmental footprint of our operations and product supply chain. Establishing a baseline of our emissions inventories is the first step in our journey of understanding the impact we have on our planet and will serve as the foundation from which we aim to make incremental improvements in the years to come.

Executive officers

The following are biographical summaries of our executive officers and their ages, except for Mr. Ciaffoni, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

JOSEPH CIAFFONI	● See “Proposal 1: Election of Directors” above for information regarding Mr. Ciaffoni.
Executive Vice President and Chief Executive Officer

Age: 53

Joined Collegium: 2017
COLLEEN TUPPER
●
Ms. Tupper joined us in May 2021 as Executive Vice President and Chief Financial Officer.
●
Prior to joining us, Ms. Tupper most recently served as Chief Financial Officer, U.S. Business Unit as well as a member of the U.S. Business Unit Executive Leadership Team and the Global Finance Leadership Team at Takeda from January 2019 to April 2021. Prior to that role, Ms. Tupper held several roles of increasing responsibility at Shire Pharmaceuticals (acquired by Takeda in 2019) including Vice President, U.S. Commercial Finance; Vice President, Finance Integration Lead; and Vice President, Head of Finance Global Neuroscience and Ophthalmics. Earlier in her career, Ms. Tupper served in various finance and accounting roles at both Shire Pharmaceuticals and Antigenics (now Agenus).
●
Ms. Tupper received a B.S. in Accounting from Franklin Pierce University.

Executive Vice President and Chief Financial Officer

Age: 48

Joined Collegium: 2021

SHIRLEY KUHLMANN
●
Ms. Kuhlmann joined us in March 2018 as Executive Vice President, General Counsel and Secretary and has also served as Chief Administrative Officer since March 2022.
●
Prior to joining us, Ms. Kuhlmann was an attorney in the Health Sciences Group of Pepper Hamilton LLP, a law firm headquartered in Philadelphia, PA. Ms. Kuhlmann began her career at Pepper Hamilton in 2007 as an Associate and was elected a Partner of the firm in 2016. While with Pepper Hamilton, she advised private and public companies on a range of commercial and transactional matters, including securities offerings, mergers and acquisitions and other financing transactions.
●
Ms. Kuhlmann received a B.A. in Economics and Political Science from Columbia University and a J.D. from the Emory University School of Law.

Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

Age: 40

Joined Collegium: 2018
SCOTT DREYER
●
Mr. Dreyer was appointed as our Executive Vice President and Chief Commercial Officer in July 2018.
●
Mr. Dreyer joined us in January 2018 as Senior Vice President of Sales, Marketing, Commercial Capabilities and Training. He has over 25 years of commercial experience across sales, marketing, commercial operations and strategic planning, all within the biopharma industry. Most recently, Mr. Dreyer was Senior Vice President, Marketing and Commercial Operations for The Medicines Company. Prior to joining The Medicines Company, he was Vice President and Chief Marketing Officer - US at Biogen. Prior to Biogen, Mr. Dreyer held various commercial leadership positions of increasing responsibility at Merck & Co., including Vice President - U.S. Hospital and Oncology Sales and Commercial Operations; Vice President - U.S. Primary Care Sales; Executive Director U.S. Regional Marketing Leader – Neuroscience; Executive Director Customer Marketing and Solutions; Sr. Director of Strategic Planning; and Director of Cardiovascular Marketing.
●
Mr. Dreyer received a B.S. in Biology from Messiah College.

Executive Vice President and Chief Commercial Officer

Age: 52

Joined Collegium: 2018
THOMAS SMITH, M.D.
●
Dr. Smith has served as our Chief Medical Officer since March 2022 following the acquisition of BioDelivery Sciences International, Inc.
●
Dr. Smith has more than 25 years of experience in a variety of leadership roles at various major pharmaceutical companies, including serving as the Chief Medical Officer for BDSI from July 2018 until March 2022, Charleston Laboratories from January 2017 to July 2018, Ameritox and Mallinckrodt Pharmaceuticals. Prior to these roles, Dr. Smith served in scientific, medical and clinical leadership roles at Abbott Laboratories, Teva Pharmaceuticals and Kendle International. He is a member of several medical and scientific societies, including the American Medical Association and the American Academy of Family Physicians.
●
Dr. Smith earned his M.D. from the Indiana University School of Medicine and a B.S. from Purdue University.

Executive Vice President and Chief Medical Officer

Age: 63

Joined Collegium: 2022

2. EXECUTIVE COMPENSATION PROPOSAL

Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on the Board, the compensation committee, or the Company. Nevertheless, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions. At the 2019 Annual Meeting, the shareholders indicated their preference that we solicit a “say-on-pay” vote annually. The Board has adopted a policy that is consistent with that preference.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. Our Board believes that our executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align our executive compensation program with the interests of our shareholders and our “pay-for-performance” philosophy. We encourage our shareholders to read the “Compensation Discussion and Analysis” section as well as the “Summary Compensation Table” table below and other related compensation tables and narrative disclosures, which describe our executive compensation philosophy, programs, and practices and the 2023 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this proxy statement.

Vote Required

Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this proposal. The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” this proposal for the proposal to be approved. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” this proposal and, thus, will have no impact on the outcome of the vote.

The Board of Directors recommends voting FOR the approval of, on an advisory basis, the compensation of our named executive officers.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation programs for 2023. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2023 named executive officers listed below, whom we refer to collectively as “named executive officers” or “NEOs.”

•	Joseph Ciaffoni, our President and Chief Executive Officer;
•	Colleen Tupper, our Executive Vice President and Chief Financial Officer;
•	Shirley Kuhlmann, our Executive Vice President, Chief Administrative Officer, General Counsel & Secretary;
•	Scott Dreyer, our Executive Vice President and Chief Commercial Officer; and
•	Thomas Smith, M.D., our Executive Vice President and Chief Medical Officer.

Executive Summary

2023 Performance Highlights

2023 was a banner year for Collegium Pharmaceutical. Key highlights include:

Delivered Strong Financial Performance

✓	Product revenues, net were $566.8 million, up 22% from 2022.

Generated Momentum in our Pain Portfolio

✓	Grew Q4 2023 Belbuca® prescriptions by 3.2% compared to Q4 2022.
✓	Achieved Xtampza ER GtN of 59.6%.
✓	Granted New Patient Population exclusivity for Nucynta in pediatrics; submitted pediatric extension for Nucynta Franchise, with decision expected in second half of 2024.

Strategically Deployed Capital

✓	Returned $75.0 million in capital to shareholders under our share repurchase program authorized by our board of directors in January 2023.
✓	Repaid $162.5 million of Pharmakon loan.

2023 Compensation

In 2023, we continued to work to align our executive compensation programs with shareholder interests as compensation earned under these programs was substantially linked to the achievement of our corporate performance goals. In the judgment of the compensation committee, and our Board, the financial and operational performance of the company created substantial value for shareholders. Accordingly, and consistent with our pay-for-performance philosophy, the payouts under these programs for 2023 were generally at or above target payout levels, given achievement against established performance targets.

Overview of Our Executive Compensation Program

We designed our executive compensation program to incentivize creation of long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals. Our corporate goals for 2023 were primarily focused on commercial execution across our portfolio, as well as developing real world evidence supporting our pain portfolio, executing on strategic business development and building organizational strength.

Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:

•	Link a significant portion of executive pay with performance and the achievement of our annual and long-term strategic goals;
•	Align our executives’ interests with those of our shareholders through equity compensation;
•	Ensure our overall compensation is competitive in the industry and market in which we compete for executive talent; and
•	Recognize corporate performance, individual contributions, and teamwork.

Say-on-Pay Voting

In 2023, the annual say-on-pay vote reflected overwhelming support of our executive compensation program, with approximately 99% of votes cast supporting such program. We look forward to continuing to receive feedback from our shareholders through the annual say-on-pay advisory vote and to incorporating the feedback we receive as we evolve our executive compensation program.

Roles and Responsibilities of Participants in our Executive Compensation Process

Role of the Compensation Committee

Our compensation committee, which consists of three independent directors, has primary responsibility for overseeing and administering a compensation program for our named executive officers. In making executive compensation decisions, our compensation committee considers a variety of factors and data, most importantly our corporate performance and individual executives’ performance, and takes into account the totality of compensation that may be paid and compensation trends amongst our peer group. Our compensation committee retains the right to hire outside advisors as needed to assist in reviewing and revising our executive compensation programs.

The responsibilities of the compensation committee are set forth in detail in the “Corporate Governance” section in this proxy statement and in the compensation committee charter, which can be found on our website at www.collegiumpharma.com under the caption “Investors-Corporate Governance-Committee Charters.” In particular, the compensation committee annually reviews the base salaries, cash incentives and equity compensation of our named executive officers and periodically reviews other elements of our compensation program.

Role of the Independent Compensation Consultant

Our compensation committee believes that independent advice is critical in developing the Company’s executive compensation programs. The compensation committee was advised by Alpine Rewards, LLC (“Alpine Rewards”), an independent compensation consultant, during the year ended December 31, 2023. Alpine Rewards provides guidance to the compensation committee on trends in executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group. Alpine Rewards also engages in other matters as needed and as directed solely by our compensation committee.

The Company pays the cost for Alpine Rewards’ services. However, the compensation committee retains the sole authority to direct, terminate or engage Alpine Rewards’ services. Alpine Rewards provided other advisory services to us in 2023,  but the fees for those services did not exceed $120,000 during the fiscal year ended December 31, 2023. Alpine Rewards reports directly to the compensation committee. Our compensation committee assesses its compensation consultants’ independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed that Alpine Rewards’ work or relationships did not raise any conflicts of interest, and that Alpine Rewards remains independent under applicable rules.

Role of the Chief Executive Officer

Each year our Chief Executive Officer provides an assessment of the performance of each executive officer, other than himself, during the prior year and makes recommendations to our compensation committee about the compensation of each executive. Our Chief Executive Officer’s recommendations are based on numerous factors including:

•	Company, team, and individual performance;
•	Leadership competencies;
•	External market competitiveness; and
•	Internal pay comparisons.

Our compensation committee reviews and considers the Chief Executive Officer’s recommendations together with all the other information presented, including the input and recommendations of its compensation consultant, in determining the elements of compensation and target compensation levels for each named executive officer. Our compensation committee makes a recommendation to the Board with respect to Chief Executive Officer compensation, which is ultimately approved by the Board.

Executive Compensation Philosophy and Strategy

Our executive compensation programs are designed to reward the achievement of our short- and long-term strategic objectives and to drive the creation of long-term shareholder value by successfully executing our business strategy. We aim to achieve this by designing programs that are:

•	Mission and Performance Focused. Our executive compensation programs provide our executives with incentives to achieve the near- and long-term objectives of our business. All our executive incentive compensation programs are tied directly, and meaningfully, to our Company’s performance. None of our corporate goals entail or anticipate growth in the opioid market, and each of our corporate goals that pertain to product sales is consistent with our goal of being the leader in responsible pain management.
•	Competitive Within Our Industry. We strive to ensure the total value of our compensation package is fully competitive within our industry and is consistent with our performance. We benchmark our executive compensation programs against a peer group of biopharmaceutical companies that are of similar size and complexity, and that are representative of the companies with which we compete for talent.
•	Balanced for Short-Term and Long-Term Performance. We structure our executive compensation programs to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success. Striking the right balance between short-term and long-term incentives is a critical component of our risk management strategy, for which our Board has oversight responsibility.
•	Shareholder Aligned. Every Collegium employee has a vested interest in our Company’s long-term success through participation in our equity compensation programs. To reinforce this alignment with our shareholders, we strongly encourage stock ownership through our equity-based compensation programs as well as through formal stock ownership guidelines for the executive officers and non-executive directors. For our named executive officers, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total compensation is delivered in the form of equity to maintain alignment between their interests and those of our shareholders. To further reinforce our shareholder alignment philosophy, our performance share unit program uses annual and three-year relative total shareholder return as its performance measure.

Components of our Executive Compensation Program

Base Salary, Annual Cash Incentive, and Long-Term Equity Incentive

We strive to recognize the efforts involved in managing our business by compensating our named executive officers for the demands and risks associated with our business through three core elements that are designed to reward performance in a simple and straightforward manner:

•	Base Salary;
•	Annual Cash Incentives; and
•	Long-Term Equity Incentives.

Each component of our executive compensation program has different purposes and key characteristics; when combined, we believe that the components of our executive compensation program align with our executive compensation philosophy and objectives described above to enable us to attract, motivate and retain a strong and capable leadership team.

Base Salary	Annual Cash Incentives	Long-Term Equity Incentives
•
Provides fixed level of compensation for performing essential daily elements of role
•
Reviewed annually and adjusted, as appropriate, to reflect skills and experience, level of responsibility, scope of complexity of role, and competitive market dynamics

•
Designed to reward performance against corporate objectives that are aligned with creation of shareholder value through operational execution within the fiscal year
•
Sized as a percentage of base salary
•
Earned and paid annually in cash

•
Motivates executive officers to achieve our corporate objectives by linking compensation to creation of long-term shareholder value
•
Comprised of restricted stock units and performance share units
•
Restricted stock units vest in installments over 4 years and performance share units vest, if earned, annually and over the 3-year performance period

The long-term equity incentive component of our executive compensation program is comprised of restricted stock units (“RSUs”) and performance share units (“PSUs”). The graphs below illustrate the mix of equity awards for 2023 (and again in 2024).

The RSU component of the long-term equity program incentivizes our named executive officers to contribute to value creation, with the advantage that RSUs retain value in the face of stock price volatility common to growing pharmaceutical companies, yet continue to have direct shareholder alignment. The RSUs have a service-based vesting period that reinforces our focus on long-term, sustainable growth and serves as a key retention tool. Prior to 2024, the vesting period was four years. The compensation committee approved three-year vesting beginning in 2024 to align with broader market practices.

The PSU component of the long-term equity program also incentivizes our named executive officers to contribute to value creation and rewards superior stock price performance aligned with our pay for performance philosophy. PSUs are earned based on the relative ranking of our total shareholder return (“TSR”) over one- and three-year measurement periods versus the TSR of the S&P Pharmaceutical Select Industry Index.

2023 Compensation Mix at Target

Our compensation mix is structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that influence shareholder value. The graphs below show the mix of fixed versus variable compensation for our Chief Executive Officer and other named executive officers in 2023. Fixed compensation includes base salary and variable compensation includes annual cash incentives and long-term equity incentives (equity valued based on the grant date fair value in accordance with FASB ASC 718).

We also believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation. The graphs below show the mix of cash-based versus equity-based compensation for our Chief Executive Officer and other named executive officers in 2023. Cash-based compensation includes base salary and annual cash incentives, and equity-based compensation includes long-term equity incentives (equity valued based on the grant date fair value in accordance with FASB ASC 718).

Peer Group Determination

Market practices are one of the considerations taken into account by our compensation committee when determining executive compensation levels and compensation program design. In evaluating market practices, we do not target a specific market percentile, nor do we seek to duplicate any particular market practice. Rather, we review external market practices as a reference point to assist us in developing programs designed to attract, motivate, and retain a strong executive team.

Our compensation committee uses a peer group to provide context for its executive compensation decision-making. Each year, the compensation committee’s independent compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness. Our compensation committee reviews the information provided from internal sources as well as the information provided by our independent compensation consultant to select our peer group based on comparable biopharmaceutical companies that approximate:

•	our scope of business, including revenues, scope of commercial operations, and market capitalization;
•	our employee base; and
•	the pool of talent for which we compete.

When determining the 2023 peer group, our compensation committee considered biopharmaceutical companies headquartered in the United States (or focused on United States operations) that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees. At the time our 2023 peer group was selected in September 2022, our market capitalization was at approximately the 38th percentile of the peer group, our revenue was at approximately the 47th percentile of the peer group and our number of employees was at approximately the 22nd percentile of our peer group.

For each of the companies in our peer group, where available, we analyze the company’s Compensation Discussion and Analysis, Summary Compensation Table and other data publicly filed during the prior and current year to identify the executives at such companies whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. We also supplement the data for our peer group with published compensation surveys where appropriate.

The peer group for determining our 2023 compensation decisions consisted of the following companies:

ACADIA Pharmaceuticals, Inc.	Corcept Therapeutics, Inc.	Ironwood Pharmaceuticals, Inc.
Amarin Corporation PLC	Eagle Pharmaceuticals, Inc.	Pacira BioSciences, Inc.
Amphastar Pharmaceuticals, Inc.	Enanta Pharmaceuticals	Supernus Pharmaceuticals, Inc.
ANI Pharmaceuticals, Inc.	Harmony Biosciences Holdings, Inc.	Travere Therapeutics, Inc.
Anika Therapeutics, Inc.	Heron Therapeutics, Inc.	Vanda Pharmaceuticals Inc.
Cara Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.

For 2023, the compensation committee removed Akebia Therapeutics, Inc. as it no longer fit with the peer criteria, and BioDelivery Sciences International, Inc., Flexion Therapeutics, Inc., and Radius Health, Inc. due to acquisitions and added Amarin Corporation PLC, Cara Therapeutics, Inc. and Harmony Biosciences Holdings, Inc. due to overall fit relative to the peer criteria.

Process for Determining Executive Compensation

Our Practices

Our compensation committee reviews and establishes, annually, the pay levels of each element of total compensation for our named executive officers.

Compensation decisions are based primarily on the following:

•	Annual Performance Reviews. Our Chief Executive Officer conducts and presents an assessment of our corporate performance and the performance reviews of the other named executive officers to the compensation committee after the end of each fiscal year. In reviewing and determining the compensation of each named executive officer, the compensation committee also considers individual factors, such as potential for future contributions to our growth, industry experience and retention concerns.
•	Peer and Industry Data. Our compensation committee considers peer and industry data provided by its independent compensation consultant, currently Alpine Rewards, as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.
•	Chief Executive Officer Recommendations. The compensation committee seeks input from our Chief Executive Officer for setting the salary and target cash compensation levels for the other executive officers, and for purposes of setting annual performance metrics and target incentive amounts for awards granted to the other executive officers.

To achieve the objectives described above, our compensation committee evaluates our compensation program with the goal of setting compensation at levels that are based on each executive’s level of experience, performance, and responsibility and that are competitive with those of other companies in our industry that we compete with for executive talent. The compensation committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation for each of our executive officers that is “at risk” and subject to the achievement of critical business objectives.

Process for Establishing 2023 Compensation

Process for Determining Components of Executive Compensation

Our compensation committee reviewed market practices and compensation information from our 2023 peer group when designing the components of our 2023 executive compensation program. In particular, our compensation committee evaluated how our named executive officers’ compensation elements compare to the 25th, 50th and 75th percentiles of our peer companies’ comparably situated executives. Our compensation committee reviewed this information as reference points in its overall decision making and as indicative of the types and level of compensation necessary to attract, motivate and retain our executive officers. Our compensation committee set the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on its review of peer group data and in part on the other factors discussed above and below.

Base Salary Determinations

In determining the base salaries of our then-serving named executive officers, our compensation committee reviewed the base salaries of comparable executive officers in our 2023 peer group and relevant compensation surveys and considered our named executive officers’ compensation mix, capabilities, performance, and future expected contributions. Based on this review, the 2023 base salaries for our named executive officers positioned them, on average, around the market median compared to persons with comparable jobs within our 2023 peer group. Changes in the 2023 base salaries for our named executive officers as compared to 2022 are discussed under the caption entitled “2023 Executive Compensation of Our Named Executive Officers.”

Annual Cash Incentive Determinations

Our executive compensation programs place a heavy emphasis on performance-based compensation, and a critical component of that is our annual cash incentive program, in which all our employees, including our named executive officers, are eligible to participate. Awards made under our annual cash incentive program are directly tied to the achievement of our corporate performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as individual performance goals.

In setting our corporate performance goals for the annual cash incentive plans, we strive to identify a range of metrics that address both the near-term performance of our business, and the actions needed to create and sustain a solid foundation for long-term growth. We believe that our 2023 corporate performance goals align directly with the creation of near- and long-term value for our shareholders. We strive to establish challenging targets within each metric that motivate our named executive officers to achieve and exceed our corporate performance goals, while carefully considering that goals should not encourage inappropriate risk-taking.

Our compensation committee is responsible for reviewing and approving our annual corporate goals, targets, and levels of payout (e.g., threshold, target, and maximum) for our executive compensation programs and for reviewing and determining actual performance results at the end of the applicable performance period, as well as individual performance multipliers for each named executive officer. Our compensation committee reviews the annual cash incentive opportunities for our named executive officers each year to ensure such opportunities are competitive. The 2023 annual cash incentives for our named executive officers are discussed under the caption entitled “2023 Executive Compensation of Our Named Executive Officers.”

Long-Term Equity Incentive Determinations

Long-term equity incentive awards granted to our named executive officers annually are designed to incentivize our executives to contribute to our Company’s long-term growth and success.

The size of each named executive officer’s long-term equity incentive award is based on the executive’s individual performance, potential future contributions, and market competitiveness, as well as other factors. In determining long-term equity incentive awards, our compensation committee reviews the long-term equity incentive grant practices of our peer group and broader survey data for similarly sized companies in our industry. On average, annual long-term equity incentive grant values for our named executive officers serving at the beginning of 2023 position their overall compensation at or around the median values of our peer group in cases where there are comparable positions at our peer companies.

Long-term equity incentive grants are made following the completion of the internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group, including the data from the Radford survey. The 2023 long-term equity incentive grants issued to our named executive officers are discussed under the caption entitled “2023 Executive Compensation of Our Named Executive Officers.”

2023 Executive Compensation of Our Named Executive Officers

Base Salary

In February 2023, our compensation committee reviewed the base salaries of our then-serving named executive officers and determined to increase those base salaries, after taking into account individual performance; the expansion of responsibilities and scope of duties; and the competitive market for talent, as well as data provided by our independent compensation consultant, Alpine Rewards, regarding the annual base salaries of similarly situated executives of companies in the Radford survey and our 2023 peer group. The table below sets forth such 2023 base salaries (not reflecting any proration for salaries actually paid in 2023) and percentage increases over 2022 salaries.

Named Executive Officer	2023 Full-Year Base Salary ($)	Increase over 2022 Full-Year Base Salary (%)
Joseph Ciaffoni	825,000	9.1%
Colleen Tupper	489,000	6.1%
Shirley Kuhlmann	495,000	8.1%
Scott Dreyer	465,000	5.0%
Thomas Smith, M.D.	453,000	3.9%

2023 Target Annual Cash Incentives, Performance Goals, and Awards Earned

Each named executive officer has a target annual cash incentive amount, which is expressed as a percentage of his or her salary. This target is set forth in each named executive officer’s employment agreement and evaluated by our compensation committee annually based upon a review of the peer and industry data provided by the committee’s compensation consultant. In 2023, our compensation committee determined annual cash incentive targets for the named executive officers as shown below, which represented no change from the annual cash incentive targets for 2022. Our compensation committee provides annual cash incentives in order to align our named executive officers’ compensation with Company performance and the creation of shareholder value by providing a significant percentage of performance-based compensation relative to total compensation.

Named Executive Officer	2022 Annual Cash Incentive Target (% of Base Salary)	2023 Annual Cash Incentive Target (% of Base Salary)
Joseph Ciaffoni	75%	75%
Colleen Tupper	50%	50%
Shirley Kuhlmann	50%	50%
Scott Dreyer	50%	50%
Thomas Smith, M.D.	50%	50%

For purposes of determining 2023 annual cash incentives, the compensation committee reviews performance versus our key annual performance objectives. The following represents a summary of our corporate performance categories and goals, achievements with respect to each category, respective relative weightings assigned to each category, and actual ratings determined based on performance during 2023.

	Corporate Category	2023 Goal	2023 Performance	Relative Weighting	2023 Achievement Rating
FINANCIAL GOALS	Total Net Revenue	Net Revenue of $593.3M	Net Revenue of $566.8M	35.0%	27.2%
	Non-GAAP Adjusted EBITDA(1)	Non-GAAP Adjusted EBITDA of $380.1M	Non-GAAP Adjusted EBITDA of $367.0M	20.0%	16.6%
OPERATIONAL GOALS	Business Development(2)	Complete at least 1 BD transaction meeting certain criteria	Did not complete a BD transaction despite market evaluation	25.0%	16.2%
	Development of Real World Evidence Supporting our Pain Portfolio	Generate real-world evidence relating to Belbuca and/or Xtampza ER, and secure presentations and/or publications of such data	Completed, and exceeded, the targeted data generation and dissemination	10.0%	15.0%
	ESG	Meet retention goals and enhance diversity, equity, and inclusion within our organization (as measured through engagement survey)	Exceeded targeted goals	10.0%	15.0%
	Total:				90%

(1)	Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.
(2)	Although a business development transaction was not completed in 2023, the compensation committee determined to apply a partial achievement to this goal in recognition of the substantial efforts of the Company’s executive officers in 2023 towards achievement of a business development transaction.

Our compensation committee evaluated our performance against our 2023 corporate goals in early 2024, established a percentage rating for each goal based on the extent to which the goal was achieved and then determined an overall corporate rating based on the cumulative weightings of the ratings for all the goals. The compensation committee reviewed its assessment of the Company’s achievement of 2023 corporate goals with our Board. The overall percentage rating as indicated above was 90%.

Actual annual cash incentive payouts represent the product of the target annual incentive (as a percentage of base salary), the corporate performance multiplier (equal to the achievement of the corporate performance goals), and the individual performance multiplier (as determined by the compensation committee, upon recommendation of the chief executive officer for other executive officers). The individual performance multiplier is based on achievement of individual performance goals which are aligned to, and in support of, our corporate performance goals. This approach is intended to closely align cash incentive payouts with the achievement of our corporate goals, while considering individual performance.

The actual amounts, paid to our named executive officers in February 2024, for annual performance in 2023 as described above, are set forth in the following table:

Named Executive Officer	Base Salary ($)	Annual Cash Incentive Target (% of Base Salary)	Corporate Performance Multiplier	Individual Performance Multiplier	Actual Annual Cash Incentive Payout ($)
Joseph Ciaffoni	825,000	75%	90%	110%	612,563
Colleen Tupper	489,000	50%	90%	125%	275,063
Shirley Kuhlmann	495,000	50%	90%	125%	278,438
Scott Dreyer	465,000	50%	90%	100%	209,250
Thomas Smith, M.D.	453,000	50%	90%	110%	224,235

Long-Term Equity Incentives

As part of the annual compensation review process, after reviewing the achievement of 2022 corporate goals for the prior fiscal year, as well as individual performance goals for our named executive officers, our compensation committee granted long-term equity awards in February 2023 to each of our then-serving named executive officers.

The 2023 long-term equity incentive awards for each named executive officer were comprised of a combination of RSUs and PSUs. Our compensation committee sought to reward the executive team’s performance in 2022, incentivize continued performance in 2023 and align equity compensation with peer practices. To do so, the compensation committee, in consultation with Alpine Rewards, first determined the value of each named executive officer’s long-term equity incentive award by reference to these factors, and then allocated the total value of such award between two equity instruments, RSUs and PSUs, to derive the number of RSUs and number of PSUs comprising each award. The compensation committee determined that the total value of each award should be allocated among RSUs and PSUs as follows: 50% each for Mr. Ciaffoni, and 70% and 30%, respectively, for the other executive officers. The actual 2023 long-term equity incentive awards granted in 2023 were as set forth below.

	RSUs	PSUs (at Target)	Total Equity Units
Named Executive Officer	(#)	(#)	(#)
Joseph Ciaffoni	117,500	117,500	235,000
Colleen Tupper	45,045	19,305	64,350
Shirley Kuhlmann	48,125	20,625	68,750
Scott Dreyer	44,275	18,975	63,250
Thomas Smith, M.D.	31,185	13,365	44,550

The 2023 PSU awards have performance criteria related to the relative ranking of the total shareholder return (“TSR”) of the Company’s common stock in 2023, 2024, 2025 and the cumulative three-year performance period (2023-2025) return relative to the TSR of peer companies within the S&P Pharmaceutical Select Industry Index, where each annual segment is weighted 20% and the cumulative three-year performance is weighted 40%. TSR is measured based on the 30-day average stock price on the first day of each period compared to the 30-day average stock price on the last day of each period. The PSUs subject to the annual performance criteria vest annually, subject to the satisfaction of the performance criteria and the executive’s continued employment through the vesting date. The cumulative PSUs will vest following the three-year performance period, subject to the satisfaction of the performance criteria and the executive’s continued employment through the vesting date. PSUs may vest in a range between 0% and 200%, based on actual performance, and no shares will be issued if the minimum applicable performance metric is not achieved.

In February 2024, the compensation committee reviewed the performance of the 2023 performance segments of the 2021 PSU award, 2022 PSU award and 2023 PSU award, and the cumulative segment of the 2021 PSU award. TSR performance for the 2023 performance segment was at the 73.53 percentile for the 2021 PSU award, the 78.05 percentile for the 2022 PSU award, and 86.49 percentile for the 2023 PSU award, resulting in award payouts at 147.06%, 156.10% and 172.97% of target, respectively, for each award for the 2023 segment. TSR performance for the cumulative 2021-2023 segment of the 2021 PSU award was at the 82.35 percentile, resulting in an award payout of 164.71% of target.

The following table shows the number of shares earned and vested for each of our named executive officers for the 2021 PSU award.

	Total PSUs Granted	2021 Segment (20%)	2021 Segment Earned*	2022 Segment (20%)	2022 Segment Earned*	2023 Segment (20%)	2023 Segment Earned*	Cumulative Three-Year Period Segment (40%)	Cumulative Three-Year Period Segment Earned*
Named Executive Officer	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)
Joseph Ciaffoni	105,000	21,000	24,570	21,000	31,784	21,000	30,883	42,000	69,178
Colleen Tupper	18,000	3,600	4,212	3,600	5,449	3,600	5,294	7,200	11,859
Shirley Kuhlmann	19,440	3,888	4,549	3,888	5,884	3,888	5,718	7,776	12,808
Scott Dreyer	19,620	3,924	4,591	3,924	5,939	3,924	5,771	7,848	12,926
Thomas Smith, M.D. (1)	—	—	—	—	—	—	—	—	—

(1)	Dr. Smith joined the Company on March 23, 2022 and does not hold any 2021 PSUs.

* Number of shares rounded to nearest whole share.

The following table shows the numbers of shares earned and vested for each of our named executive officers for the 2022 PSU award.

	Total PSUs Granted	2022 Segment (20%)	2022 Segment Earned*	2023 Segment (20%)	2023 Segment Earned*
Named Executive Officer	(#)	(#)	(#)	(#)	(#)
Joseph Ciaffoni	125,000	25,000	39,535	25,000	39,025
Colleen Tupper	22,500	4,500	7,116	4,500	7,025
Shirley Kuhlmann	24,300	4,860	7,686	4,860	7,586
Scott Dreyer	22,500	4,500	7,116	4,500	7,025
Thomas Smith, M.D. (1)	–	—	—	—	—

(1)	Dr. Smith joined the Company on March 23, 2022 and does not hold any 2022 PSUs.

* Number of shares rounded to nearest whole share.

The following table shows the numbers of shares earned and vested for each of our named executive officers for the 2023 PSU award.

	Total PSUs Granted	2023 Segment (20%)	2023 Segment Earned*
Named Executive Officer	(#)	(#)	(#)
Joseph Ciaffoni	117,500	23,500	40,648
Colleen Tupper	19,305	3,861	6,678
Shirley Kuhlmann	20,625	4,125	7,135
Scott Dreyer	18,975	3,795	6,564
Thomas Smith, M.D.	13,365	2,673	4,623

* Number of shares rounded to nearest whole share.

Other Policies and Practices

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. These employment agreements outline the base salary, annual cash incentive, and long-term equity incentive components of our executive compensation program, as well as the impact of termination and change of control on the executive compensation programs in which our named executive officers participate.

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment and designed to enable us to achieve our mission and adhere to our values. The compensation committee and senior management continually evaluate the relationship between risk and reward as it relates to our executive compensation program. Our compensation committee has determined that the structure of our executive compensation programs does not put our patients, investors, other stakeholders, or the Company at any material risk.

Tax Deductibility of Compensation

Our intent is to maximize the deductibility of compensation. However, under certain circumstances that are in the best interest of the Company and our shareholders, the compensation committee may authorize compensation that is not deductible if it is determined to be appropriate.

Clawback Policy

We have adopted a Clawback Policy in accordance with rules issued by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq pursuant to which, if the Company is required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirements, then the compensation committee shall require certain officers, including our named executive officers, to repay or forfeit any “erroneously awarded compensation.” “Erroneously awarded compensation” refers to the portion of cash and equity-based incentive compensation received by a covered officer during the three-year period preceding the publication of the restated financial statements that was in excess of the amount that such officer would have received had such incentive compensation been determined based on the financial results reported in the restated financial statements.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits employees, officers and directors from engaging in any hedging or monetization transactions or similar arrangements (including transactions involving zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds) that are designed to hedge or speculate on any change in the market value of our securities. It also explicitly prohibits employees, officers and directors from effecting short sales of our securities, which are inherently speculative in nature and contrary to the best interests of the Company and our shareholders. Our insider trading policy also prohibits employees, officers and directors from buying or selling puts or calls or other derivative securities on our securities and from pledging our securities as collateral for a loan or holding our securities in a margin account.

Stock Ownership Guidelines

In 2020 we adopted stock ownership guidelines to assist in focusing officers and non-employee directors on the long-term success of the Company and on shareholder value by requiring them to hold shares of Company common stock.

Our stock ownership guidelines apply to our Chief Executive Officer and each Executive Vice President (each a “Covered Officer”) and each non-employee director (each a “Covered Director”). The target level of ownership of our common stock is established as a multiple of base salary or annual base cash retainer (i.e., $50,000), as applicable, outlined in the table below. Covered Officers and Covered Directors are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became subject to the guidelines.

Position	Multiple of Salary
Chief Executive Officer	3
Executive Vice President	1
Position	Multiple of Annual Cash Retainer
Non-Employee Director	3

In the event that a Covered Officer or Covered Director does not meet the foregoing stock ownership guidelines, such individual may be required to hold 50%-100%, as determined by the compensation committee, of common stock issued following the exercise of options, the vesting of restricted stock units or the vesting of performance share units, after payment for applicable statutory withholding taxes or exercise price, until the required ownership level has been met.

Shares that count toward satisfaction of the guidelines include: (i) shares owned outright by the individual or his or her immediate family members residing in the same household, including restricted shares and shares deliverable upon settlement of vested and unvested restricted stock units and vested in-the-money options, excluding restricted stock units that remain subject to achievement of performance goals, such as performance share units; and (ii) shares owned through savings plans, such as the our 401(k) plan, or acquired through our employee stock purchase plan are included.

The stock ownership guidelines are calculated annually based on ownership as of January 1 of each year based on the applicable annual base salary in effect on such calculation date. The value of a share will be measured on such date based on the average closing price over the 30 calendar days preceding the date of calculation. Such calculated ownership levels will be reported to the compensation committee.

As of January 1, 2024, all directors and executive officers were in compliance with the ownership requirements of our stock ownership guidelines and/or within the transition period allowed for compliance.

Retirement Benefits

We maintain a 401(k) Plan for all employees who are 18 years of age or older. Employees can contribute up to 90% of their eligible pay, subject to maximum amounts allowed under law. We currently provide matching under the 401(k) Plan.

Compensation Committee Report

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023.

Compensation Committee:

John Freund, M.D., Chairman

Garen Bohlin

Gino Santini

The foregoing report of the compensation committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Executive Compensation Tables

Summary Compensation Table

The following table shows the annual compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2023, 2022 and 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Joseph Ciaffoni	2023	817,038	—		7,691,315	612,563	22,008	9,142,924
President and Chief Executive Officer	2022	751,846	—		5,231,750	914,288	19,646	6,917,530
	2021	712,754	—		6,214,320	369,400	17,861	7,314,335
Colleen Tupper	2023	485,574	—		1,952,212	275,063	22,008	2,734,857
Executive Vice President and Chief Financial Officer	2022	458,089	—		1,470,615	371,762	18,438	2,318,904
	2021	259,327	250,000	(4)	1,668,336	106,300	15,612	2,299,575
Shirley Kuhlmann	2023	490,412	—		2,085,696	278,438	19,601	2,874,147
Executive Vice President, Chief Administrative Officer, General Counsel & Secretary	2022	455,011	—		1,588,264	369,263	18,624	2,431,162
	2021	429,723	—		1,774,172	174,200	16,181	2,394,276
Scott Dreyer	2023	462,281	—		1,918,841	209,250	22,008	2,612,380
Executive Vice President and Chief Commercial Officer	2022	440,265	—		1,470,615	285,542	20,770	2,217,192
	2021	418,635	—		1,790,600	154,500	17,861	2,381,596
Thomas Smith, M.D.	2023	451,428	—		1,351,531	224,235	17,608	2,044,802
Executive Vice President and Chief Medical Officer	2022	318,615	—		—	281,220	682	600,517
	2021	—	—		—	—	—	—

(1)	The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 17, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2)	Amounts represent the annual cash incentive payments earned by our named executive officers, for the years ended December 31, 2023, 2022 and 2021, respectively, pursuant to the achievement of certain company and individual performance objectives for those years. Please see the descriptions of the annual cash incentives in the section entitled “Compensation Discussion and Analysis — 2023 Executive Compensation of Our Named Executive Officers.”
(3)	This amount reflects our contributions to our life/disability insurance plan, 401(k) Plan, and HSA contributions on behalf of each named executive officer. Our contributions to our 401(k) Plan on behalf of certain NEOs in 2023 that exceeded $10,000 were as follows: for Mr. Ciaffoni: $16,500; Ms. Tupper: $16,500; Ms. Kuhlmann: $14,093; Mr. Dreyer: $16,500; and Dr. Smith: $16,500.

(4)	Ms. Tupper received this one-time lump sum signing bonus of $250,000 in connection with the terms of her employment agreement in 2021.

Grants of Plan-Based Awards

The following table presents plan-based awards made to each of the named executive officers during 2023.

			Estimated Future Payouts			Estimated Future Payouts			All Other
			Under Non-Equity Incentive			Under Equity Incentive			Stock Awards:	Grant Date
			Plan Awards (2)			Plan Awards (3)			Number of Shares	Fair Value of
			Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or Units (4)	Stock Awards (5)
Name	Grant Date	Approval Date (1)	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Joseph Ciaffoni			448,594	618,750	1,098,281
	2/10/2023	2/9/2023				11,750	23,500	47,000		904,750
	2/10/2023	2/9/2023				11,750	23,500	47,000		830,490
	2/10/2023	2/9/2023				11,750	23,500	47,000		829,550
	2/10/2023	2/9/2023				23,500	47,000	94,000		1,983,400
	2/10/2023	2/9/2023							117,500	3,143,125
Colleen Tupper			177,263	244,500	433,988
	2/10/2023	2/7/2023				1,931	3,861	7,722		148,649
	2/10/2023	2/7/2023				1,931	3,861	7,722		136,448
	2/10/2023	2/7/2023				1,931	3,861	7,722		136,293
	2/10/2023	2/7/2023				3,861	7,722	15,444		325,868
	2/10/2023	2/7/2023							45,045	1,204,954
Shirley Kuhlmann			179,438	247,500	439,313
	2/10/2023	2/7/2023				2,063	4,125	8,250		158,813
	2/10/2023	2/7/2023				2,063	4,125	8,250		145,778
	2/10/2023	2/7/2023				2,063	4,125	8,250		145,613
	2/10/2023	2/7/2023				4,125	8,250	16,500		348,150
	2/10/2023	2/7/2023							48,125	1,287,344
Scott Dreyer			168,563	232,500	412,688
	2/10/2023	2/7/2023				1,898	3,795	7,590		146,108
	2/10/2023	2/7/2023				1,898	3,795	7,590		134,115
	2/10/2023	2/7/2023				1,898	3,795	7,590		133,964
	2/10/2023	2/7/2023				3,795	7,590	15,180		320,298
	2/10/2023	2/7/2023							44,275	1,184,356
Thomas Smith, M.D.			164,213	226,500	402,038
	2/10/2023	2/7/2023				1,337	2,673	5,346		102,911
	2/10/2023	2/7/2023				1,337	2,673	5,346		94,464
	2/10/2023	2/7/2023				1,337	2,673	5,346		94,357
	2/10/2023	2/7/2023				2,673	5,346	10,692		225,601
	2/10/2023	2/7/2023							31,185	834,199

(1)	The approval date represents the date the compensation committee and/or board of directors took action to grant equity awards to the NEOs and is disclosed to the extent it differs from the grant date.
(2)	Consists of potential cash payments under our annual cash incentive program for executives for 2023. Actual cash incentive payments determined in February 2024 for 2023 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2023. The “threshold” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals been achieved at the minimum level. The “target” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals been achieved at the target level (100%). Finally, the “maximum” payouts reflect the annual cash incentive that would have been due had each of the corporate goals been achieved at the maximum level applicable to that goal.
(3)	Consists of the minimum threshold, target, and maximum amounts that could vest pursuant to PSUs granted to executives under our annual long-term equity incentive program.
(4)	Consists of stock awards for executives under our annual long-term equity incentive program for executives.

(5)	Amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC 718. These amounts do not represent the actual amounts paid or realized by the named executive officer during 2023. Assumptions used in the calculation of these amounts are described in Note 17, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2023. All our outstanding equity awards are governed by the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan. The market value of stock awards is based on the closing market price of our common stock of $30.78 per share on December 29, 2023, the last business day of the fiscal year ending December 31, 2023:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Ciaffoni	1/25/2018	50,000	(1)	—	24.35	1/25/2028	—		—	—		—
	7/1/2018	41,418	(1)	—	23.85	7/1/2028	—		—	—		—
	2/5/2020	11,250	(1)	5,625	21.34	2/5/2030	11,250	(3)	346,275	—		—
	1/19/2021	—		—	—	—	152,561	(4)	4,695,828	—		—
	2/10/2022	—		—	—	—	132,775	(5)	4,086,815	150,000	(17)	4,617,000
	2/10/2023	—		—	—	—	158,148	(6)	4,867,795	188,000	(18)	5,786,640
Colleen Tupper	5/24/2021	—		—	—	—	38,153	(7)	1,174,349	—		—
	2/10/2022	—		—	—	—	46,400	(8)	1,428,192	27,000	(17)	831,060
	2/10/2023	—		—	—	—	51,723	(9)	1,592,034	30,888	(18)	950,733
Shirley Kuhlmann	4/4/2018	40,000	(2)	—	24.03	4/4/2028	—		—	—		—
	2/5/2020	25,781	(1)	1,719	21.34	2/5/2030	6,188	(3)	190,467	—		—
	1/19/2021	—		—	—	—	41,206	(10)	1,268,321	—		—
	2/10/2022	—		—	—	—	50,111	(11)	1,542,417	29,160	(17)	897,545
	2/10/2023	—		—	—	—	55,260	(12)	1,700,903	33,000	(18)	1,015,740
Scott Dreyer	4/4/2018	75,000	(2)	—	24.03	4/4/2028	—		—	—		—
	1/25/2019	17,600	(1)	—	15.90	1/25/2029	—		—	—		—
	2/5/2020	19,921	(1)	1,329	21.34	2/5/2030	4,782	(3)	147,190	—		—
	1/19/2021	—		—	—	—	41,587	(13)	1,280,048	—		—
	2/10/2022	—		—	—	—	46,400	(14)	1,428,192	27,000	(17)	831,060
	2/10/2023	—		—	—	—	50,839	(15)	1,564,824	30,360	(18)	934,481
Thomas Smith, M.D.	2/10/2023	—		—	—	—	35,808	(16)	1,102,170	21,384	(18)	658,200

(1)	Represents time-based option awards that vest and become exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on the first anniversary of the grant date and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, generally subject to the executive's continued employment with the company on the applicable vesting date.

(2)	Represents time-based option awards that vest and become exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on the first anniversary of the grant date and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period, generally subject to the executive's continued employment with the company on the applicable vesting date.
(3)	Represents time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, generally subject to the executive's continued employment with the company on the applicable vesting date.
(4)	Includes 52,500 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 100,061 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(5)	Includes 93,750 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 39,025 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(6)	Includes 117,500 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 40,648 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(7)	Includes 21,000 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 17,153 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(8)	Includes 39,375 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 7,025 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(9)	Includes 45,045 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 6,678 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(10)	Includes 22,680 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 18,526 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(11)	Includes 42,525 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 7,586 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(12)	Includes 48,125 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 7,135 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(13)	Includes 22,890 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 18,697 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(14)	Includes 39,375 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 7,025 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(15)	Includes 44,275 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 6,564 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(16)	Includes 31,185 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 4,623 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 6, 2024.
(17)	These performance share units vest following annual performance periods and a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria as determined by the compensation committee. These amounts reflect an estimate of the unvested PSUs that may become vested based on the actual performance over the applicable performance periods. For purposes of calculating the amounts set forth in the table, it is assumed that the PSUs will be earned at the maximum level as performance in the previous fiscal year exceeded target; however, the number of shares actually earned will depend upon actual performance over the applicable performance periods. Approximately 33% of the reported amounts correspond to the annual performance period from January 1, 2024 to December 31, 2024 and the remainder corresponds to the cumulative performance period of January 1, 2022 through December 31, 2024.
(18)	These performance share units vest following annual performance periods and a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria as determined by the compensation committee. These amounts reflect an estimate of the unvested PSUs that may become vested based on the actual performance over the applicable performance periods. For purposes of calculating the amounts set forth in the table, it is assumed that the PSUs will be earned at the maximum level as performance in the previous fiscal year exceeded target; however, the number of shares actually earned will depend upon actual performance over the applicable performance periods. Approximately 25% of the amounts reported correspond to each of the annual performance periods from January 1, 2024 to December 31, 2024 and January 1, 2025 to December 31, 2025, and the remaining 50% corresponds to the cumulative performance period of January 1, 2023 through December 31, 2025.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2023 with respect to each of our named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Joseph Ciaffoni	84,375	770,456	228,944	6,124,252
Colleen Tupper	—	—	36,190	968,083
Shirley Kuhlmann	25,600	252,974	63,841	1,707,747
Scott Dreyer	—	—	58,210	1,557,118
Thomas Smith, M.D.	—	—	—	—

Employment Agreements

We have employment and other service agreements with all our named executive officers. The following is a summary of the material terms of each employment agreement. Each executive employment agreement provides for:

•	Base salary: The employment agreements state an initial base salary, which is subject to annual adjustments. Base salaries for each of are named executive officers for 2023 are as set forth above in the section entitled “Compensation Discussion and Analysis—2023 Executive Compensation of Our Named Executive Officers.”
•	Annual cash incentive opportunity: The employment agreements state an initial annual cash incentive opportunity, expressed as a percentage of the then-current base salary. Annual cash incentive opportunities for each of our named executive officers for 2023 are as set forth above in the section entitled “Compensation Discussion and Analysis—2023 Executive Compensation of Our Named Executive Officers.”
•	Other Benefits: Each named executive officer is entitled to participate in all our employee benefit plans, subject to the terms and conditions applicable to such plans.
•	Restrictive Covenants: Each executive employment agreement contains non-competition, non-solicitation and employee no-hire covenants that apply during employment and the 12-month period thereafter (or the 18-month period thereafter for Mr. Ciaffoni) and a perpetual confidentiality covenant.

Potential Payments upon Termination without Cause or Resignation for Good Reason

Pursuant to the executive employment agreements, if the employment of an executive is terminated by the Company without Cause or if the executive resigns with Good Reason (as each term is defined in the employment agreements), and such termination does not occur on or within the 12 month period following a change in control, then Mr. Ciaffoni would be entitled to 18 months of severance benefits and each other executive would be entitled to 12 months of severance benefits. During his or her applicable severance period, and subject to the Company’s receipt of a general release of claims and the terminated executive’s continued compliance with their restrictive covenants, the applicable executive would receive the following severance benefits, less applicable tax withholding:

•	payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
•	continuation of the executive’s then-current base salary in accordance with normal payroll procedures for the applicable severance period;
•	payment of a cash severance benefit equal to the executive’s annual bonus at the target percentage for the year in which the termination occurs (except in the case of Mr. Ciaffoni, who would receive payment of a cash severance benefit equal to 150% of his annual bonus at the target percentage for the year in which the termination occurs), paid in monthly installments over the applicable severance period;

•	the executive’s unvested equity incentives that are subject only to time-based vesting and would have vested over the applicable severance period will become immediately and automatically fully vested and exercisable;
•	the executive’s unvested equity incentives that are subject to performance-based vesting and would have vested over the applicable severance period will vest based on the compensation committee’s determination of achievement of the applicable performance criteria through the date of termination; and
•	waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the applicable severance period.

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without cause or the executive resigned for good reason on December 31, 2023 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

Name	Salary Continuation ($)(1)	Annual Cash Incentive ($)(2)	Benefit Continuation ($)(3)	Value of Stock Awards Vesting ($)(4)	Value of Option Awards Vesting ($)(5)	Total ($)
Joseph Ciaffoni	1,237,500	928,125	36,022	14,258,343	53,100	16,513,090
Colleen Tupper	489,000	244,500	24,015	2,023,539	—	2,781,054
Shirley Kuhlmann	495,000	247,500	24,015	2,369,475	16,227	3,152,217
Scott Dreyer	465,000	232,500	24,015	2,237,891	12,546	2,971,952
Thomas Smith, M.D.	453,000	226,500	10,742	382,257	—	1,072,499

(1)	Continuation of base salary following termination of employment paid in installments over an 18-month period for Mr. Ciaffoni, and 12-month period for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith.
(2)	Target cash incentive equal to 150% target bonus paid over an 18-month period for Mr. Ciaffoni, and 100% target bonus paid over a 12-month period for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith.
(3)	Estimated value of continued group health insurance for 18 months for Mr. Ciaffoni, and 12 months for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith.
(4)	Amounts reflect the value of restricted stock units and performance share units that would become vested based on the closing price of our common stock of $30.78 on December 29, 2023, the last business day of the fiscal year ending December 31, 2023.
(5)	Amounts reflect the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $30.78 on December 29, 2023, the last business day of the fiscal year ending December 31, 2023, and the exercise price applicable to such stock option.

Potential Payments Upon Termination or Change in Control

Pursuant to the executive employment agreements, if the employment of an executive is terminated by the Company without Cause or if the executive resigns with Good Reason (as each term is defined in the employment agreements), and such termination occurs on or within the 12 month period following a change in control, then subject to the Company’s receipt of a general release of claims and the terminated executive’s continued compliance with their restrictive covenants, the applicable executive would receive the following severance benefits, less applicable tax withholding:

•	payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
•	a lump sum payment equal to 1.5 times the executive’s then-current base salary (except in the case of Mr. Ciaffoni, who would receive payment of a cash severance benefit equal to 2 times his then-current base salary);
•	a lump sum payment equal to 150% of the executive’s annual bonus at the target percentage for the year in which the termination occurs (except in the case of Mr. Ciaffoni, who would receive payment of a cash severance benefit equal to 200% of his annual bonus at the target percentage for the year in which the termination occurs);
•	the executive’s unvested equity incentives that are subject only to time-based vesting will become immediately and automatically fully vested and exercisable;
•	the executive’s unvested equity incentives that are subject to performance-based vesting will vest, if at all, based on the terms of the equity plan and applicable award agreement; and
•	waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the 18-month period following the date of termination (or the 24-month period for Mr. Ciaffoni).

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without cause or the executive resigned for good reason on December 31, 2023, assuming that such termination occurs within twelve months following a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

Name	Salary Continuation ($)(1)	Annual Cash Incentive ($)(2)	Benefit Continuation ($)(3)	Value of Stock Awards Vesting ($)(4)	Value of Option Awards Vesting ($)(5)	Total ($)
Joseph Ciaffoni	1,650,000	1,237,500	48,030	24,400,353	53,100	27,388,983
Colleen Tupper	733,500	366,750	36,022	5,976,368	—	7,112,640
Shirley Kuhlmann	742,500	371,250	36,022	6,615,392	16,227	7,781,391
Scott Dreyer	697,500	348,750	36,022	6,185,795	12,546	7,280,613
Thomas Smith, M.D.	679,500	339,750	16,112	1,760,370	—	2,795,732

(1)	Continuation of base salary following termination of employment paid in a lump sum payment equal to 24 months of annual base salary for Mr. Ciaffoni, and 18 months of annual base salary for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith.
(2)	Annual cash incentive following termination of employment paid in a lump sum payment equal to 200% target bonus for Mr. Ciaffoni, and 150% target bonus for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith.
(3)	Estimated value of continued group health insurance for 24 months for Mr. Ciaffoni, and 18 months for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith.
(4)	Amounts reflect the value of restricted stock units and performance share units that would become vested based on the closing price of our common stock of $30.78 on December 29, 2023, the last business day of the fiscal year ending December 31, 2023.

(5)	Amounts reflect the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $30.78 on December 29, 2023, the last business day of the fiscal year ending December 31, 2023, and the exercise price applicable to such stock option.

Potential Payments Upon Death or Disability

Pursuant to Mr. Ciaffoni’s employment agreement, if his employment is terminated due to his death or Disability (as such term is defined in his employment agreement), then subject to the Company’s receipt of a general release of claims and (except in the case of his death) Mr. Ciaffoni’s continued compliance with their restrictive covenants, the applicable executive would receive the following severance benefits, less applicable tax withholding:

•	payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
•	a lump sum payment equal to the executive’s annual bonus that would have been paid for the year in which the termination occurs had the executive remained employed, prorated based on the number of days worked in the applicable year in which the termination occurs and paid at the time when normal bonuses are paid for such year;
•	the executive’s unvested equity incentives will become immediately and automatically fully vested and exercisable; and
•	waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the 12-month period following the date of termination.

The following table sets forth quantitative estimates of the payments and benefits that would have become payable if Mr. Ciaffoni’s employment had ceased upon his death or Disability (as defined in his employment agreement) on December 31, 2023. Amounts below reflect potential payments pursuant to the employment agreement for Mr. Ciaffoni as described above in the section titled “—Employment Agreements.”

Name	Annual Cash Incentive ($)(1)	Benefit Continuation ($)(2)	Value of Stock Awards Vesting ($)(3)	Value of Option Awards Vesting ($)(4)	Total ($)
Joseph Ciaffoni	618,750	24,015	25,732,080	53,100	26,427,945

(1)	Amount equal to the annual bonus that would have been paid to Mr. Ciaffoni for the fiscal year in which his employment terminates (had his employment not terminated), multiplied by a fraction equal to the number of days Mr. Ciaffoni worked through the date of termination of employment over 365, which amount shall be paid in the year following employment termination at the time annual bonuses are paid to the Company’s senior executives.
(2)	Estimated value of continued group health insurance for 12 months.
(3)	Amount reflects the value of restricted stock units and performance share units that would become vested based on the closing price of our common stock of $30.78 on December 29, 2023, the last business day of the fiscal year ending December 31, 2023.
(4)	Amount reflects the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $30.78 on December 29, 2023, the last business day of the fiscal year ending December 31, 2023, and the exercise price applicable to such stock option.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our President and Chief Executive Officer, Joseph Ciaffoni, and the ratio of these two amounts.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we must identify our median employee once every three years. As we had used the same median employee for 2020, 2021, and 2022, we were required to reevaluate our median employee for 2023. Thus, for 2023, we identified a new median employee by examining the 2023 target total compensation for all our employees, excluding Mr. Ciaffoni, who were employed by us as of December 31, 2023. For 2023, we changed the date used to identify the median employee from the prior year to better align with the period for which annual compensation is calculated in the Summary Compensation Table. We included all employees, whether employed on a full-time, or part-time, salaried, or hourly basis. Target total compensation used to identify the median employee was based on annual base salary paid, target bonus opportunity, and the grant date fair value of equity awards granted for 2023 and was consistently applied for all employees. After identifying our median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2023 Summary Compensation Table in this proxy statement.

We determined the median of the annual total compensation of all employees, excluding Mr. Ciaffoni, for 2023 was $215,476. The annual total compensation of Mr. Ciaffoni, as shown in the Summary Compensation Table above is $9,142,924. The ratio of annual total compensation for Mr. Ciaffoni to that of our median employee’s annual total compensation was approximately 42 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules which allow companies to adopt a variety of methodologies. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

					Total Shareholder Return (Value of Initial Fixed $100 Investment)
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3)($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	COLL TSR (4) ($)	Peer Group TSR (5) ($)	Net Income (millions)(6) ($)	Adjusted EBITDA (millions)(7) ($)
2023	9,142,924	15,001,055	2,566,547	3,732,025	149.56	118.87	48	367
2022	6,917,530	10,486,100	1,846,402	1,984,482	112.73	113.65	(25)	266
2021	7,314,335	5,084,054	2,179,351	462,642	90.77	126.45	72	118
2020	6,042,639	5,159,204	2,158,889	1,870,232	97.33	126.42	27	140

(1)

Amounts represent the total compensation reported for Mr. Ciaffoni (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2)

The Summary Compensation Table totals reported for the PEO and the average of the Summary Compensation Table totals reported for the Non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid” and do not reflect the actual amount of compensation earned by the PEO and Non-PEO NEOs during the applicable year:

	2023		2022		2021		2020
	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)
Summary Compensation Table "Total"	9,142,924	2,566,547	6,917,530	1,846,402	7,314,335	2,179,351	6,042,639	2,158,889
Adjustments:
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns (if applicable) of the Summary Compensation Table	(7,691,315)	(1,827,070)	(5,231,750)	(1,111,785)	(6,214,320)	(1,682,609)	(4,910,651)	(1,498,890)
Increase/(decrease) for the Inclusion of Rule 402(v) Equity Values:
Fair value as of the end of the covered fiscal year of all awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	9,008,809	2,126,738	7,137,019	1,220,089	4,465,202	819,304	4,078,624	1,290,232
Change as of the end of the covered fiscal year from the end of the prior fiscal year in fair value of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	3,730,190	725,566	1,856,809	243,592	(1,079,877)	(122,874)	(12,117)	(29,695)
Fair value as of the vesting date for awards that are granted and vest in the same year	—	—	—	51,914	—	—	—	—
Change as of the vesting date from the end of the prior fiscal year in fair value of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	810,447	140,244	(193,508)	(17,831)	598,714	139,828	(39,291)	(50,306)
Fair value at the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	(247,898)	—	(870,358)	—	—
Compensation Actually Paid	15,001,055	3,732,025	10,486,100	1,984,482	5,084,054	462,642	5,159,204	1,870,232

(3)

Amounts represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group (i.e., excluding Mr. Ciaffoni, who has served as our CEO since July 2018) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith; (ii) for 2022, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Smith, and Dr. Malamut; (iii) for 2021, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly (our former Executive Vice President and Chief Financial Officer), and Dr. Fleming (our former Executive Vice President and Chief Technology Officer); and (iv) for 2020, Ms. Kuhlmann, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.

(4)

Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The measurement period is determined in accordance with the requirements of Item 402(v)(2)(iv) of Regulation S-K.

(5)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Biotechnology Index.

(6)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(7)

Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures

Our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our short- and long-term cash and equity incentives are selected based on the objective of motivating our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. The most important financial performance measures we use to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Total net revenue;
•	Adjusted EBITDA; and
•	Relative TSR (our TSR compared to the TSR for the S&P Pharmaceutical Select Industry Index).

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” our compensation program reflects a variable pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore, do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the amount of compensation actually paid to Mr. Ciaffoni and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Ciaffoni) is aligned with the Company’s cumulative TSR over the four years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is primarily related to our use of long-term equity incentives in our compensation program. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” we generally target that approximately 70% of the value of total compensation awarded to the NEOs is comprised of long-term equity incentives comprising of a mix of RSUs and PSUs.

Compensation Actually Paid and Net Income

As demonstrated by the following graph, the amount of compensation actually paid to Mr. Ciaffoni and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Ciaffoni) is generally not aligned with our net income over the four years presented in the table. We do not use net income as a performance measure in our overall executive compensation program because it includes several adjustments that occur in our business but that we believe do not represent ongoing operations. Instead, we use Adjusted EBITDA and Total Net Revenue, as described in the section “Executive Compensation – Compensation Discussion and Analysis,” as performance metrics in our cash incentive compensation program.

Compensation Actually Paid and Adjusted EBITDA

As demonstrated by the following graph, the amount of compensation actually paid to Mr. Ciaffoni and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Ciaffoni) is generally aligned with the Company’s Adjusted EBITDA over the four years presented in the table. As described above, Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, we have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used in our compensation program to link compensation actually paid to our NEOs, for the most recently completed fiscal year to Company performance. We utilize Adjusted EBITDA as a performance metric in our annual cash incentive compensation program.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, at the end of the four year period presented in the table the Company’s cumulative TSR exceeded the cumulative TSR of the peer group, the Nasdaq Biotechnology Index. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” we use relative TSR as compared to the S&P Pharmaceutical Select Industry Index as a performance measure in connection with the PSU component of our long-term equity incentives.

certain relationships and related party transactions

The following includes a summary of transactions since January 1, 2023 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers that provide for salary, cash incentives, and severance compensation. For more information regarding these employment agreements, see “Executive Compensation — Employment Agreements,” “Executive Compensation —

Potential Payments upon Termination without Cause or Resignation for Good Reason,” “Executive Compensation — Potential Payments Upon Termination or Change in Control,” and “Executive Compensation — Potential Payments Upon Death or Disability.”

Equity Issued to Executive Officers and Directors

We have granted equity awards to our named executive officers and non-employee directors, as more fully described in “Executive Compensation — Employment Agreements,” “Executive Compensation — Grants of Plan-Based Awards” and “Proposal 1: Election of Directors — Corporate Governance — Compensation of Non-Employee Directors.”

Indemnification Agreements with our Directors and Officers

We have entered into, and intend to continue to enter into, indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors and/or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

Our Board has adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we will review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Financial Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee determines whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;
•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to us;
•	the opportunity costs of alternate transactions; and
•	the actual or apparent conflict of interest of the related person.

In the event that any member of the audit committee is not a disinterested member with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of us and our shareholders. Our related party transaction policy is available on our website, www.collegiumpharma.com, under the “Investors” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

3. AUDIT MATTERS PROPOSAL

Ratification of Independent Registered Public Accounting Firm

The audit committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and our Board has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. Deloitte & Touche LLP was first appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2016 on April 11, 2016.

Shareholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Virginia law, our articles of incorporation or our bylaws. However, our Board is submitting the audit committee’s appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on this proposal. The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” this proposal to ratify the appointment of Deloitte & Touche. Abstentions and broker non-votes, if any, will not be counted as votes cast either “FOR” or “AGAINST” this proposal and will have no impact on the outcome of the vote.

The Board of Directors recommends voting FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2024.

Independent Registered Public Accountants’ Fees

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2022 and December 31, 2023, respectively, as described below:

	2022	2023
Fee Category	($)	($)
Audit Fees	1,623,199	1,564,446
Audit-Related Fees	38,786	164,525
Tax Fees	—	—
All Other Fees	1,895	3,790
Total Fees	1,663,880	1,732,761

Audit Fees: Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual consolidated financial statements and system of internal control over financial reporting; and the reviews of interim consolidated financial statements.

Audit-Related Fees: Audit Related Fees consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Such amounts include fees billed by Deloitte & Touche LLP for services provided in connection with the submission of our Registration Statement on Form S-8 and other regulatory filings during the years ended December 31, 2022, and 2023.

Tax Fees: Tax Fees consist of fees billed for permissible professional services performed by Deloitte Tax LLP, an affiliate of Deloitte & Touche LLP. There were no such fees incurred in 2022 or 2023.

All Other Fees: Other fees consist of fees billed for a subscription to an accounting research tool for accounting and financial disclosures for the years ended December 31, 2022, and 2023.

The audit committee has considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, as amended, the audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of the independent auditor or other registered public accounting firm to render services to the Company. The Chair of the audit committee and any other member of the audit committee to whom authority has been delegated by the audit committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the audit committee at its next scheduled meeting. In fiscal years 2022 and 2023, all the services performed by our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

Audit Committee Report

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.collegiumpharma.com.

In the performance of its oversight function, the audit committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2023 with management and with Deloitte & Touche LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2023. In addition, the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and all other communications required under the PCAOB standards. The audit committee has met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting. The audit committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Deloitte & Touche LLP their independence from us.

Based on the review and discussions referenced above, the audit committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Audit Committee:

Garen Bohlin, Chairman

John Freund, M.D.

Neil McFarlane

The foregoing report of the audit committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

securities ownership of certain beneficial owners and management

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the Record Date by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all our directors and executive officers as a group.

The percentage ownership information is based on 32,705,747 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

Name and Address of Beneficial Owner		Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater shareholders:
BlackRock, Inc.	(1)	5,786,527	17.69%
Rubric Capital Management LP	(2)	2,758,253	8.43%
Eventide Asset Management, LLC	(3)	2,630,478	8.04%
The Vanguard Group	(4)	2,312,786	7.07%
Directors, Nominees and Named Executive Officers:
Current Executive Officers
Joseph Ciaffoni	(5)	257,285	*
Colleen Tupper	(6)	39,421	*
Shirley Kuhlmann	(7)	112,725	*
Scott Dreyer	(8)	146,866	*
Thomas Smith, M.D.	(9)	9,220	*
Directors
Rita Balice-Gordon, Ph.D.	(10)	43,823	*
Garen Bohlin	(11)	91,598	*
John Fallon, M.D.	(12)	104,018	*
John Freund, M.D.	(13)	121,026	*
Michael Heffernan, R.Ph.	(14)	195,910	*
Neil McFarlane	(15)	9,792	*
Gwen Melincoff	(16)	69,068	*
Gino Santini	(17)	100,801	*
All current executive officers and directors as a group (13 persons)	(18)	1,301,553	3.98%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Reflects aggregate shares beneficially owned by BlackRock, Inc. (“BlackRock”), located at 50 Hudson Yards, New York, NY 10001, based solely on a Schedule 13G filed with the SEC on January 19, 2024. Blackrock reported that it possessed sole voting and sole dispositive power over 5,653,206 and 5,786,527 shares, respectively. Blackrock also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.
(2)	Reflects aggregate shares beneficially owned by Rubric Capital Management LP (“Rubric”) and David Rosen (“Mr. Rosen”), located at 155 East 44th Street, Suite 1630, New York, NY 10017, based solely on a Schedule 13G filed with the SEC on February 12, 2024. Rubric and Mr. Rosen reported that they did not possess sole voting or sole dispositive power over any shares beneficially owned. Rubric and Mr. Rosen also reported that it possessed shared voting and shared dispositive power over all shares beneficially owned.
(3)	Reflects aggregate shares beneficially owned by Eventide Asset Management, LLC (“Eventide”), Finny Kuruvilla, M.D., Ph. D. (“Dr. Kuruvilla”), and Robin C. John (“Mr. John”), located at 1 International Place, Suite 4210, Boston, MA 02110, based solely on a Schedule 13G filed with the SEC on February 14, 2024. Eventide reported that it possessed sole voting and sole dispositive power over all shares beneficially owned. Eventide also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned. Dr. Kuruvilla and Mr. John reported that they did not possess sole voting or sole dispositive power over any shares beneficially owned. Dr. Kuruvilla and Mr. John also reported that they possessed shared voting and shared dispositive power over all shares beneficially owned.
(4)	Reflects aggregate shares beneficially owned by The Vanguard Group (“Vanguard”), located at 100 Vanguard Boulevard, Malvern, PA 19355, based solely on a Schedule 13G filed with the SEC on February 13, 2024. Vanguard reported that it did not possess sole voting over any shares beneficially owned but possessed sole dispositive power over 2,218,357 shares. Vanguard also reported that it possessed shared voting and shared dispositive power over 65,074 and 94,429 shares, respectively.
(5)	Includes 108,293 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date
(6)	Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(7)	Includes 67,500 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(8)	Includes 113,850 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(9)	Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(10)	Includes 19,847 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(11)	Includes 89,345 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(12)	Includes 66,660 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(13)	Includes 75,360 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(14)	Includes 167,887 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(15)	Includes 9,792 shares of our common stock subject to restricted stock units vesting within 60 days of the Record Date. There are no options exercisable within 60 days of the Record Date.
(16)	Includes 56,874 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(17)	Includes 75,360 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(18)	Includes 850,768 shares of common stock which the directors and current executive officers: (i) have the right to acquire upon the exercise of stock options that were exercisable as of the Record Date, or that will become exercisable within 60 days after that date; or (ii) will acquire upon vesting of restricted stock units within 60 days after the Record Date.

ADDITIONAL INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders:
—2014 Stock Incentive Plan	4,124,537	19.48	1,876,424
—2015 Employee Stock Purchase Plan	—	—	2,244,157
Equity compensation plans not approved by security holders	—	—	—
Total	4,124,537	19.48	4,120,581

(1)	Includes 1,176,750 options, 2,443,907 restricted stock units, and 503,880 performance share units outstanding as of December 31, 2022.
(2)	Reflects the weighted-average exercise price of options outstanding as of December 31, 2023. Neither the restricted stock units nor performance share units included in footnote (1) have been included in this calculation.

The number of shares reserved for issuance under the 2014 Stock Incentive Plan automatically increases on January 1st each year, starting on January 1, 2016 and continuing through January 1, 2025, by an amount equal to four percent (4%) of the total number of shares of our capital stock outstanding on December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, our Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the maximum number of shares that may be issued in respect of awards under the 2014 Stock Incentive Plan or that the increase in the maximum number of shares that may be issued in respect of awards for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

The number of shares reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1st each year, starting on January 1, 2016 and ending on December 31, 2025, by an amount equal to the least of: (a) 400,000 shares; (b) one percent (1%) of the total number of shares of our common stock outstanding on January 1st of each year; and (c) a number determined by our Board.

Shareholder Proposals and Director Nominations for 2025 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented at our 2025 Annual Meeting of Shareholders must be submitted in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that any such proposals are received by us no later than December 13, 2024, which is 120 calendar days prior to the first anniversary of the date on which our proxy statement was released to shareholders in connection with the annual meeting, in order to be included in our proxy statement and form of proxy relating to the 2025 Annual Meeting of Shareholders, unless the date of the 2025 Annual Meeting of Shareholders is changed by more than 30 days from the anniversary of the annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our Board and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of shareholders. Therefore, to be presented at our 2025 Annual Meeting of Shareholders, such a proposal must be received by us no earlier than January 16, 2025 and no later than February 15, 2025. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then such notice must be received by the tenth day following the day on which public announcement of the date of such meeting was first made by us. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice by the same deadline noted herein to submit a notice of nomination for consideration at the 2025 Annual Meeting. Such notice must comply with the additional requirements of Rule 14a-19(b).

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2025 Annual Meeting of Shareholders. Shareholders are advised to review our bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

Attention: Corporate Secretary

Email: skuhlmann@collegiumpharma.com

Delivery of Documents to Shareholders Sharing an Address

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple shareholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered shareholders and beneficial owners of shares held in street name.

Registered Shareholders

If you are a registered shareholder and have consented to householding, then we will deliver or mail one Notice or set of our proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to our Corporate Secretary by telephone at (781) 713-3699 or by mail at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice to a shareholder at a shared address to which a single copy of the documents was delivered.

If you are a registered shareholder who has not consented to householding, then we will continue to deliver or mail Notices or copies of our proxy materials, as applicable, to each registered shareholder residing at the same address. You may elect to participate in householding and receive only one Notice or set of proxy materials, as applicable, for all registered shareholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Shareholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Report

This proxy statement is accompanied by our 2023 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The 2023 Form 10-K includes our audited financial statements. We have filed the 2023 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at ir.collegiumpharma.com/sec-filings. In addition, upon written request to our Corporate Secretary at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072, we will mail a paper copy of our 2023 Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

We do not know of any business that will be presented for consideration or action by the shareholders at the Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign and return the proxy card.

01 - Rita Balice-Gordon, Ph.D. 02 - Garen Bohlin 03 - Gwen Melincoff For Against Abstain For Against Abstain For Against Abstain 1UPX 04 - John Fallon M.D. 05 - John Freund, M.D. 06 - Neil F. Mcfarlane 07 - Joseph Ciaffoni 08 - Michael Heffernan, R.Ph. 09 - Gino Santini The Sample Company Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03YSMC + + A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Rita Balice-Gordon, Ph.D., Garen Bohlin, Gwen Melincoff, John Fallon M.D., John Freund, M.D., Neil F. Mcfarlane, Joseph Ciaffoni, Michael Heffernan, R.Ph. and Gino Santini as directors to hold office until the 2025 Annual Meeting: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card For Against Abstain 2. Approval of, on an advisory basis, the compensation of the Company’s named executive officers. 3. Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 611696 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ 000001 Online Go to www.envisionreports.com/COPI or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/COPI Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/COPI Notice of 2024 Annual Meeting of Shareholders Virtually via live webcast meetnow.global/MWVTLQP Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2024 Joseph Ciaffoni and Shirley Kuhlmann, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. to be held on May 16, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — Collegium Pharmaceutical, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. The 2024 Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. will be held on Thursday, May 16, 2024, at 8:30 a.m. (Eastern Time), virtually via live webcast at meetnow.global/MWVTLQP. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. 2024 Annual Meeting Admission Ticket 2024 Annual Meeting of Collegium Pharmaceutical, Inc. Shareholders Thursday, May 16, 2024, 8:30 a.m. Eastern Time Virtually via live webcast meetnow.global/MWVTLQP